Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of May 17, 2011,

among

ACADEMIC ACQUISITION CORP.,

ACADEMIC MERGER SUB, INC.

and

NOBEL LEARNING COMMUNITIES, INC.

-i-

-ii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 17, 2011, is among Academic Acquisition Corp., a Delaware corporation (“Parent”), Academic Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Nobel Learning Communities, Inc., a Delaware corporation (the “Company”). Capitalized terms used in this Agreement are used as defined in Section 8.03.

RECITALS

WHEREAS, pursuant to this Agreement, and upon the terms and subject to the conditions set forth herein, Merger Sub will be merged with and into the Company with the Company as the Surviving Corporation (the “Merger,” and together with the other transactions contemplated by this Agreement, the “Transaction”), in accordance with the General Corporation Law of the State of Delaware (as amended, the “DGCL”), whereby (i) each issued and outstanding share of common stock, par value $0.001 per share, of the Company (the “Common Stock”), other than shares of Common Stock directly owned by Parent, Merger Sub or the Company (other than Dissenting Shares) will be converted into the right to receive the Common Merger Consideration, subject to any withholding of taxes required by applicable Law and (ii) each issued and outstanding share of Series D Preferred Stock, par value $0.001 per share, of the Company (the “Series D Preferred Stock”), other than shares of Series D Convertible Preferred Stock directly owned by Parent, Merger Sub or the Company, will be converted into the right to receive the Series D Merger Consideration, subject to any withholding of taxes required by applicable Law;

WHEREAS, the Board of Directors of the Company (the “Board”) formed a standing committee of the Board (the members of which are not affiliated with Parent or Merger Sub and are not members of the Company’s management) for the purpose of evaluating strategic opportunities and alternatives for the Company (the “Strategic Affairs Committee”);

WHEREAS, the Strategic Affairs Committee evaluated and made a recommendation to the full Board with respect to this Agreement and the Transaction;

WHEREAS, the Board, acting upon the unanimous recommendation of the Strategic Affairs Committee, and on the terms and subject to the conditions set forth herein, has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the Transaction, including the Merger and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Board of Directors of Parent and Merger Sub, on the terms and subject to the conditions set forth herein, have unanimously approved and declared advisable this Agreement and the Transaction, including the Merger; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the conditions set forth herein, the parties intending to be legally bound hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall cease and (b) the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

Section 1.02 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Philadelphia time, on a date to be specified by the Company and Parent, which shall be no later than the second business day after satisfaction or (to the extent permitted by applicable Law and this Agreement) waiver of the conditions set forth in ARTICLE VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law and this Agreement) waiver of those conditions), at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, Eighteenth and Arch Streets, Philadelphia, PA 19103-2799, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.03 Effective Time. On the Closing Date, the parties hereto shall (a) file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL, and (b) make all other filings or recordings required by the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with, and accepted by, the Secretary of State of the State of Delaware or at such subsequent date and time as the Company and Merger Sub shall agree and specify in the Certificate of Merger (the date and time that the Merger becomes effective is referred to as the “Effective Time”).

Section 1.04 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 259 and any other applicable provisions of the DGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 1.05 Certificate of Incorporation and Bylaws.

(a) At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law; provided, however, that Article I thereof shall read as follows: “The name of the Corporation is Nobel Learning Communities, Inc.”

(b) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.06 Officers and Directors. As of the Effective Time, the Persons listed on Annex I hereto shall be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified in accordance with applicable Law, as the case may be. As of the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified in accordance with applicable Law, as the case may be.

ARTICLE II

EFFECT OF MERGER ON CAPITAL STOCK OF CONSTITUENT CORPORATIONS;

COMPANY STOCK OPTIONS; EXCHANGE OF CERTIFICATES

Section 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any shares of Common Stock, Series D Preferred Stock or any shares of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”):

(a) (i) each share of Common Stock or Series D Preferred Stock held by the Company as treasury stock or that is issued or outstanding and owned directly or indirectly by Parent or Merger Sub immediately prior to the Effective Time (the “Cancelled Shares”) shall be automatically cancelled and retired and shall cease to exist, and no cash, stock or other consideration shall be delivered or deliverable in exchange therefor;

(ii) any shares of Common Stock owned by any direct or indirect wholly-owned Subsidiary of the Company shall not represent the right to receive the Common Merger Consideration and shall, at the election of Parent, either (A) convert into shares of a class of stock of the Surviving Corporation designated by Parent in connection with the Merger or (B) be cancelled;

(b) each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation;

(c) each share of Common Stock (including each share of Restricted Stock) that is issued and outstanding immediately prior to the Effective Time, other than Cancelled Shares and Dissenting Shares, shall automatically be converted into the right to receive an amount in cash equal to $11.75, without interest and subject to any withholding of taxes required by applicable Law (the “Common Merger Consideration”) and all such shares of Common Stock shall cease to be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each holder of a certificate (a “Common Stock Certificate”) or book-entry shares (“Book-Entry Shares”) that, immediately prior to the Effective Time, represented any shares of Common Stock shall thereafter cease to have any rights with respect to such shares of Common Stock, except, in all cases, the right to receive (other than with respect to the Cancelled Shares and the Dissenting Shares) the Common Merger Consideration, without interest, to be paid in consideration therefore upon surrender of such Certificate in accordance with Section 2.05; and

(d) each share of Series D Preferred Stock that is issued and outstanding immediately prior to the Effective Time, other than Cancelled Shares and Dissenting Shares, shall automatically be converted into the right to receive an amount in cash equal to $1.88, without interest and subject to any withholding of taxes required by applicable Law (the “Series D Merger Consideration”, and together with the Common Merger Consideration, the “Merger Consideration”) and all such shares of Series D Preferred Stock shall cease to be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each holder of a certificate that, immediately prior to the Effective Time, represented any shares of Series D Preferred Stock (a “Preferred Stock Certificate” and together with a Common Stock Certificate, a “Certificate”) shall thereafter cease to have any rights with respect to such shares of Series D Preferred Stock, except, in all cases, the right to receive (other than with respect to the Cancelled Shares and the Dissenting Shares) the Series D Merger Consideration, without interest, to be paid in consideration therefore upon surrender of such Certificate in accordance with Section 2.05.

Section 2.02 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock and Series D Preferred Stock issued and outstanding immediately prior to the Effective Time that are held by any stockholder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Common Merger Consideration or the Series D Merger Consideration as provided in Section 2.01(c) or Section 2.01(d), as applicable, but instead shall entitle such stockholder to the right to receive such consideration as is determined to be due with respect to such Dissenting Shares (as defined in Section 8.03) in accordance with the provisions of Section 262. At the Effective Time, all Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive such consideration as is determined to be due with respect to such Dissenting Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such stockholder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, or a court of competent jurisdiction shall determine that such stockholder is not entitled to the relief provided by Section 262, then the right of such stockholder to receive such consideration as is determined to be due with respect to such Dissenting Shares under Section 262 shall cease and such

Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Common Merger Consideration or the Series D Merger Consideration, as applicable. The Company shall (a) serve prompt notice to Parent of any demands for appraisal of any shares of Common Stock or Series D Preferred Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal and (b) give Parent the opportunity to control all negotiations and proceedings with respect to such demands for appraisal. Without limiting the generality of the foregoing, prior to the Effective Time the Company shall not, except with the prior written consent of Parent, make any payment or agree to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.03 Restricted Stock; Company Stock Options.

(a) Restricted Stock. At or prior to the Effective Time, the Company shall take, and cause the Board or any committee administering the Stock Option Plans to adopt resolutions approving the taking of, all actions to provide that each share of Common Stock outstanding immediately prior to the Effective Time that is subject to vesting or other lapse restrictions pursuant to the Stock Option Plans or any applicable restricted stock award agreement (collectively, “Restricted Stock”) (i) shall automatically vest and become free of such restrictions immediately prior to the Effective Time, (ii) shall cease to be outstanding and shall be automatically cancelled and retired and shall cease to exist, and (iii) shall be automatically converted into the right to receive the Common Merger Consideration in accordance with Section 2.01(c).

(b) Stock Options.

(i) As soon as practicable after the date hereof, the Company shall offer to amend each option outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, that represents the right to acquire shares of Common Stock and was issued under, or is otherwise subject to the terms of, a Company Stock Plan (other than the 2000 Stock Option Plan and the 2010 Stock Option Plan) (the “Eligible Options”), which amendment (the “Option Amendment”) will provide that each holder of such Eligible Options shall be entitled to receive, subject to and effective as of the Effective Time, the Option Cash Amount for all of such holder’s Eligible Options, whether or not then exercisable or vested, in consideration of the cancellation of all Eligible Options held by such holder (including any Eligible Options with exercise prices per share equal to or greater than the Common Merger Consideration), all subject to and effective as of the Effective Time. The Company shall use reasonable best efforts to cause each such holder of Eligible Options to consent to the Option Amendment. The Company shall provide Parent with copies of all documents in connection with the Option Amendment and allow Parent a reasonable opportunity to review and make reasonable changes to any documents which are proposed to be sent to the holders of Eligible Options. Additionally, at or prior to the Effective Time and except as set forth on Schedule 2.03(b)(i) of the Company Disclosure Schedule, with respect to each option outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, that represents the right to acquire shares of Common Stock under the 2000 Stock Option Plan and/or

2010 Stock Option Plan (such options, the “Cash Out Options”), the Company shall take, and cause the Board or any committee administering the 2000 Stock Option Plan and/or 2010 Stock Option Plan to adopt resolutions approving the taking of, all actions to provide that each such Cash Out Option shall as of the Effective Time (A) automatically become fully vested and exercisable, (B) cease to be outstanding and be automatically cancelled and cease to exist, and (C) be automatically converted into the right to receive the Option Cash Amount. For purposes of this Section 2.03(b), “Option Cash Amount” shall mean (1) as to those Eligible Options or Cash Out Options, as the case may be, with an exercise price that is equal to or less than the Common Merger Consideration, the product of (w) the excess, if any, of the Common Merger Consideration over the exercise price per share of the applicable Eligible Option or Cash Out Option, as the case may be, and (x) the number of shares subject to the applicable Eligible Option or Cash Out Option, as the case may be, and (2) as to those Eligible Options or Cash Out Options, as the case may be, with an exercise price that exceeds the Merger Consideration, the product of (y) $0.10 and (z) the number of shares subject to the applicable Eligible Option or Cash Out Option, as the case may be; provided, however, that the Option Cash Amount shall be paid net of any applicable tax withholdings as set forth below, which the Surviving Corporation or the Parent, as the case may be, shall promptly pay when due to the appropriate Government Entity for the account of each holder of the Eligible Option or Cash Out Option, as the case may be.

(ii) At the Effective Time, Parent shall pay the aggregate Option Cash Amount payable by the Surviving Corporation with respect to all Eligible Options that have been modified by an Option Amendment (the “Option Merger Consideration”), and with respect to all Cash Out Options, to the account or accounts designated by the Company by wire transfer of immediately available United States funds. Promptly after the Effective Time (but in no event later than the second business day thereafter), the Surviving Corporation shall pay the holders of Eligible Options that have entered into an Option Amendment, and Cash Out Options, as the case may be, the cash payments specified in this Section 2.03(b). No interest shall be paid or accrue on such cash payments. To the extent the Surviving Corporation or Parent is required to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Eligible Options or Cash Option Options, as the case may be, or participant in a Company Stock Plan with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of any other tax Law, the amounts so withheld and paid over to the appropriate taxing authority by the Surviving Corporation or Parent shall be treated for all purposes of this Agreement as having been paid to the holder of Eligible Options or Cash Out Options, as the case may be, or participant in a Company Stock Plan in respect of which such deduction and withholding was made by the Surviving Corporation.

Section 2.04 Certain Adjustments. Notwithstanding any provision of this ARTICLE II to the contrary, if, between the date of this Agreement and the Effective Time, (a) the outstanding shares of Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split (including reverse stock split), split-up, combination or exchange or readjustment of shares, (b) a stock dividend or dividend payable in any other securities of the Company shall be declared with a record date within such period, or (c) any similar event shall have occurred, then in each case the Common Merger Consideration, the

Series D Merger Consideration and the Option Merger Consideration shall be appropriately adjusted to provide the holders of shares of Common Stock, Series D Preferred Stock, Eligible Options and Cash Out Options, respectively, the same economic effect as contemplated by this Agreement prior to such event.

Section 2.05 Exchange of Certificates and Book-Entry Shares; Paying Agent.

(a) Paying Agent. Prior to the Closing Date, Parent shall designate, and enter into an agreement with, a bank or trust company reasonably acceptable to the Company to act as paying agent for the Merger Consideration payable to holders of Common Stock and Series D Preferred Stock as a result of the Merger upon surrender of Certificates or Book-Entry Shares, as applicable (the “Paying Agent”). Immediately prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, Parent will deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of shares of Common Stock and Series D Preferred Stock that have been converted into the right to receive Merger Consideration pursuant to Section 2.01(c) and Section 2.01(d), cash sufficient to effect the payment of the Merger Consideration to which such holders are entitled pursuant to Section 2.01(c) and Section 2.01(d) upon surrender of Certificates or Book-Entry Shares, as applicable. Such Merger Consideration, once deposited with the Paying Agent, shall, pending its disbursement to such holders, be held in trust for the benefit of such holders and shall not be used for any other purposes; provided, however, that Parent may direct the Paying Agent to invest such cash in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, or (iii) money market funds investing solely in a combination of the foregoing. Parent shall promptly replace any funds deposited with Paying Agent lost through any investment made pursuant to this Section 2.05(a).

(b) Payment Procedures. As soon as practicable after the Effective Time (but no later than the second business day thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Common Stock and Series D Preferred Stock as of immediately prior to the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates and Book-Entry Shares shall pass, only upon proper delivery of the Certificates or Book-Entry Shares, as applicable, held by a holder to the Paying Agent and shall be in such a form and have such other provisions as Parent and the Surviving Corporation may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates and Book-Entry Shares in exchange for payment of the applicable Merger Consideration to which the holder thereof is entitled. Upon surrender of a Certificate or Book-Entry Shares, as applicable, for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate or Book-Entry Shares, as applicable, shall be entitled to receive the applicable Merger Consideration, without interest, in exchange for each share of Common Stock or Series D Preferred Stock formerly represented by such Certificate or Book-Entry Shares, as applicable, and the Certificate or Book-Entry Shares, as applicable, so surrendered shall forthwith be cancelled. If payment of any portion of the applicable Merger Consideration is to be made to a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Shares, as applicable, is registered, then it shall be a condition to the payment of such Merger Consideration that (A) the Certificate or Book-Entry Shares, as applicable, so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and (B) the Person requesting such payment shall have (1) paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate or Book-Entry Shares, as applicable, surrendered, or (2) established to the satisfaction of the Paying Agent that any such taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 2.05(b), each Certificate or Book-Entry Shares, as applicable, (other than a Certificate or Book-Entry Shares, as applicable, representing shares of Common Stock cancelled in accordance with Section 2.01(a)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares of Common Stock or Series D Preferred Stock theretofore represented by such Certificate or Book-Entry Shares, as applicable, shall have been converted pursuant to Section 2.01(c) or Section 2.01(d), as applicable.

(c) No Further Ownership Rights in Common Stock or Series D Preferred Stock; Transfer Books. All consideration paid upon the surrender of a Certificate or Book-Entry Shares, as applicable, in accordance with the terms of this ARTICLE II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock and Series D Preferred Stock theretofore represented by such Certificate or Book-Entry Shares, as applicable, and, at the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock and Series D Preferred Stock which were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares, as applicable, that evidenced ownership of either shares of Common Stock or Series D Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock or Series D Preferred Stock, as applicable, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares, as applicable, are presented to the Surviving Corporation, Parent or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this ARTICLE II, except as otherwise provided by applicable Law.

(d) Undistributed Merger Consideration. Any portion of the funds made available to the Paying Agent pursuant to Section 2.05(a) that remains undistributed to holders of Certificates or Book-Entry Shares, as applicable, on the date that is one (1) year after the Effective Time shall be delivered to the Surviving Corporation or its designee, and any holder of a Certificate or Book-Entry Shares, as applicable, who has not theretofore complied with this ARTICLE II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) and only as a general creditor thereof with respect to the payment of any Merger Consideration to which such holder is entitled pursuant to this ARTICLE II upon surrender of a Certificate or Book-Entry Shares, as applicable. Any portion of the funds made available to the Paying Agent pursuant to Section 2.05(a) that remains unclaimed by holders of Certificates or Book-Entry Shares, as applicable, on the date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

(e) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation, the Paying Agent or their respective representatives shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting of a bond in customary form in favor of the Surviving Corporation, in such reasonable amount as Surviving Corporation may direct, as an unsecured indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable pursuant to this Agreement in respect of the shares of Common Stock or Series D Preferred Stock formerly represented by such Certificate, as contemplated by this ARTICLE II.

(g) Withholding Rights. The Surviving Corporation and Parent shall be entitled, and shall be entitled to direct the Paying Agent, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of any other state, local or foreign tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, and shall be paid, by the Surviving Corporation, Parent or Paying Agent, as applicable, to the appropriate Governmental Entity.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties of the Company. Except as disclosed in the disclosure schedule delivered on the date hereof to Parent and Merger Sub which is attached to this Agreement (the “Company Disclosure Schedule”) or as set forth in publicly available Company SEC Documents filed with the SEC prior to the date of this Agreement (other than any disclosure in such Company SEC Documents (i) that is set forth under the captions “Risk Factors,” “Forward Looking Statements” or “Quantitative and Qualitative Disclosures about Market Risk”, (ii) that is otherwise predictive, cautionary or forward-looking in nature or (iii) any exhibits or other documents appended thereto) (the “Filed Company SEC Documents”) (it being understood that any matter disclosed in such Filed Company SEC Documents shall be deemed to be disclosed with respect to any section of this ARTICLE III to which the matter relates only if the nature and content of the applicable disclosure in such Filed Company SEC Documents is such that its relevance to a representation or warranty contained in this ARTICLE III is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent and Merger Sub as follows:

(a) Organization, Standing and Corporate Power.

(i) Each of the Company and each Company Subsidiary has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite corporate or similar power and authority required to own, lease and operate its properties and to carry on its business as presently conducted. The Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed has not had and would not reasonably be expected to have a Material Adverse Effect.

(ii) Section 3.01(a) of the Company Disclosure Schedule sets forth (i) each state and territory of the United States and each foreign jurisdiction where the Company is qualified or licensed to do business, (ii) each state and territory of the United States and each foreign jurisdiction where each Subsidiary of the Company is qualified or licensed to do business and (iii) each “dba” or assumed name under which the Company or any of its Subsidiaries has conducted business since June 26, 2009 and the corresponding jurisdiction in which such name was used by the Company and/or any of its Subsidiaries.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share, of which 1,063,830 shares are designated as Series D Preferred Stock. As of the date hereof:

(A) 10,614,585 shares of Common Stock, including shares of Restricted Stock, are issued and outstanding;

(B) 1,063,830 shares of Series D Preferred Stock are issued and outstanding;

(C) zero shares of Common Stock are held by the Company in its treasury; and

(D) 1,501,582 shares of Common Stock were authorized and reserved for issuance upon exercise of outstanding options representing the right to acquire shares of Common Stock (the “Stock Options”) awarded pursuant to, or subject to the terms of, the 2010 Omnibus Incentive Equity Compensation Plan (the “2010 Stock Option Plan”), the 2004 Omnibus Incentive Equity Compensation Plan, the 2000 Stock Option Plan for Consultants (the “2000 Stock Option Plan”) and the 1995 Stock Incentive Plan (collectively, the “Stock Option Plans”), 1,089,611 of which are vested.

(ii) All issued and outstanding shares of capital stock of the Company are, and all shares issuable upon exercise of the Stock Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to and were not issued in violation of any preemptive right.

(iii) There are no bonds, debentures, notes or other indebtedness of the Company having, or providing the holders thereof, the right to vote (or which are convertible into, exchangeable for or exercisable for, shares of capital stock, equity or other securities having the right to vote) on any matters on which stockholders of the Company may vote. There are no agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the issuance of or the voting interest in any shares of capital stock of the Company or which restrict the transfer of any such shares (other than agreements restricting the transfer of unvested shares of restricted Common Stock issued and outstanding under the Stock Option Plans), and, to the Company’s Knowledge there are no stockholder agreements, voting trust agreements, registration rights agreements or other similar third party agreements or understandings with respect to the disposition or voting of any such shares or which restrict the transfer of any such shares.

(iv) Other than pursuant to the Stock Option Plans and the Rights Agreement, and except for the Common Stock and the Series D Preferred Stock, there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company, (B) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, or (C) any warrants, calls, options, subscriptions, convertible securities or other rights to acquire from the Company or any of its Subsidiaries, and no obligation, agreement or commitment of the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company, and there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, including any agreements granting or extending any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of the Company or any of its Subsidiaries. There are no obligations by the Company or any Company Subsidiary to make any payments based on the price or value of any shares of Common Stock of the Company or dividends paid thereon or revenues, earnings or financial performance or any other attribute of the Company.

(v) Section 3.01(b)(v) of the Company Disclosure Schedule sets forth the name and jurisdiction of incorporation or organization of each Company Subsidiary. All issued and outstanding shares of capital stock or other equity or voting interests of each Company Subsidiary are owned directly or indirectly by the Company, free and clear of all pledges, liens, charges, claims, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. All the issued and outstanding shares of capital stock of, or other equity interests in, each direct or indirect Subsidiary of the Company have been duly authorized, validly issued and are fully paid and nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any such Subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any such Subsidiary. No direct or indirect Subsidiary of the Company owns any Common Stock, Series D Preferred Stock or Stock Options. No direct or indirect Subsidiary of the Company has any outstanding equity compensation plans or policies relating to the capital stock of, or other equity or voting interests in, any such Subsidiary.

(vi) Section 3.01(b)(vi) of the Company Disclosure Schedule sets forth a true, complete and correct list of the Stock Options, including the names of the Person to whom such Stock Options have been granted, the number of shares subject to each Stock Option, the per share exercise price for each Stock Option and the portion of each Stock Option that is currently exercisable.

(vii) Section 3.01(b)(vii) of the Company Disclosure Schedule sets forth a true, complete and correct list of the unvested stock awards outstanding under the Stock Option Plans, including the name of the Persons to whom such restricted stock awards have been granted and the number of shares granted. Neither the Company nor any Company Subsidiary has issued any “phantom” stock or stock appreciation rights.

(viii) As of the date of this Agreement, there was no outstanding Indebtedness of the Company and its Subsidiaries other than Indebtedness reflected in the balance sheet (and notes thereto) of the Company and its Subsidiaries as of April 2, 2011 (the “Balance Sheet Date”) or incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice. The amount of cash and cash equivalents of the Company and its Subsidiaries, on a consolidated basis, as of the date of this Agreement, is the same as the amount of cash and cash equivalents of the Company and its Subsidiaries, on a consolidated basis, that appeared on the Company’s unaudited consolidated balance sheet as of April 2, 2011 (which balance sheet was included with the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 12, 2011) adjusted for any fluctuations in cash since such date due to the operation of the business of the Company and its Subsidiaries in the ordinary course of business (which may include receipts or expenditures set forth in the annual budget approved by the Board and the payment of amounts which have been previously reserved or accrued for by the Company). “Indebtedness” means (A) any indebtedness for borrowed money (including the issuance of any debt security) to any Person, (B) any obligations evidenced by notes, bonds, debentures or similar Contracts (as defined below) to any Person, (C) any obligations for the deferred purchase price of property, goods or services to any Person, (D) any capital lease obligations properly categorized as such under GAAP to any Person, (E) any obligations in respect of letters of credit and bankers’ acceptances, or (F) any guaranty of any such obligations described in clauses (A) through (E) of any Person other than the Company or any of its Subsidiaries, in each case, together with all interest, fees and penalties relating to any of the foregoing. For the avoidance of doubt, the term “Indebtedness” shall not include accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business.

(c) Authority; Noncontravention.

(i) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Stockholder Approval, to consummate the Merger and each of the other transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and each of the other transactions contemplated by this Agreement have been duly and validly authorized and approved by the Board and, other than obtaining the Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and each of the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Bankruptcy and Equity Exceptions”). The Board, at a meeting duly called and held and acting upon the unanimous recommendation of the Strategic Affairs Committee, has (A) adopted resolutions unanimously approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (B) resolved, subject to Section 4.02(f), to unanimously recommend that the stockholders of the Company adopt this Agreement and approve the Merger, and (C) directed that this Agreement be submitted to the holders of Common Stock for their adoption (the “Company Recommendation”).

(ii) The execution, delivery and performance of this Agreement by the Company does not, and the consummation by the Company of the Transaction, including the Merger, and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach by the Company of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any Company Subsidiary under, (A) the certificate of incorporation or the bylaws of the Company or the comparable organizational documents of any Company Subsidiary, (B) except as set forth on Section 3.01(c)(ii) of the Company Disclosure Schedule, any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, franchise or license, whether oral or written (each, including all amendments thereto, a “Contract”) to which the Company or any Company Subsidiary is a party or any of their respective properties or other assets may be bound, or (C) subject to (1) obtaining the Stockholder Approval and (2) the governmental filings and the other matters referred to in Section 3.01(e) below, any (x) Law applicable to the Company or any Company Subsidiary or their respective properties or other assets or (y) order, writ, injunction, decree, statute, rule, regulation, judgment or stipulation, in each case applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, rights, losses or Liens that would not reasonably be expected to have a Material Adverse Effect.

(iii) The Company has provided or made available to Parent true and complete copies of the certificate of incorporation and bylaws and the other charter documents, articles of incorporation, bylaws, organizational documents and partnership, limited liability company and joint venture agreements (and in each such case, all amendments thereto) of the Company and each Company Subsidiary as in effect on the date of this Agreement. The certificate of incorporation and bylaws and the other charter documents, articles of incorporation, bylaws, organizational documents and partnership, limited liability company and joint venture agreements (and in each such case, all amendments thereto) of the Company and each Company Subsidiary are in full force and effect.

(d) Rights Agreement. The Company has taken all actions necessary to ensure that (i) the Rights Agreement and the rights issued pursuant to the Rights Agreement (the “Rights”) will be inapplicable to this Agreement, the Merger, or the consummation of any of the transactions contemplated hereby and thereby, (ii) neither the Parent nor any of its Subsidiaries will be deemed an Acquiring Person (as defined in the Rights Agreement) as a result of entering into this Agreement or consummating the Merger or any of the transactions contemplated hereby and thereby and (iii) none of the Distribution Date, the Stock Acquisition Date, a Section 11(a)(ii) Event or a Section 13 Event (each as defined in the Rights Agreement) has occurred or will occur as a result of this Agreement, the Merger or the consummation of any of the transactions contemplated hereby and thereby.

(e) Governmental And Other Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, tribunal, commission, authority or accrediting body or any non-governmental self-regulatory agency, commission, authority or accrediting body (whether or not private or quasi-private) including any taxing authority (each, a “Governmental Entity”) is required by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the Transaction, including the Merger, except for (i) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (including the rules and regulations promulgated thereunder, the “HSR Act”), and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation, (ii) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement relating to the adoption by the stockholders of the Company of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”), and (B) such reports under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), the Securities Act (as defined below) and state securities or state “blue sky” laws as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the DGCL with respect to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any Company Subsidiary is qualified to do business, (iv) any filings required under the rules and regulations of the NASDAQ Global Market, (v) each of the approvals, authorizations, notices and findings of suitability, together with any filings in connection therewith, of any Governmental Entity with regulatory control or jurisdiction over pre-schools, primary, elementary and/or secondary schools, child care centers, camps and after school programs or other education activities and operations (the “Education and Childcare Authorities”) that are required or otherwise triggered by or in connection with, or as a result of, the Merger (the “Education and Childcare Approvals”), all of which are set forth on Section 3.01(e)(v) of the Company Disclosure Schedule and (vi) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect.

(f) Company SEC Documents.

(i) The Company has filed with or furnished to the SEC, on a timely basis, all forms, reports, statements, certifications and other documents required to be filed by it with the SEC since June 26, 2009 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”)) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC thereunder, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or 15(d) under the Exchange Act.

(ii) Each of the audited consolidated financial statements and unaudited consolidated financial statements of the Company included in the Company SEC Documents (including the related notes and schedules), as of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), were prepared in accordance with generally accepted accounting principles in the United States consistently applied (“GAAP”) and applicable accounting requirements and published rules and regulations of the SEC consistently applied during the periods involved (except (A) with respect to financial statements included in Company SEC Documents filed as of the date of this Agreement, as may be indicated in the notes thereto, or (B) as permitted by the rules and regulations of the SEC, including Regulation S-X), and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated statements of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown therein. As of the date of this

Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff.

(iii) Neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due) and there is no existing condition, situation or set of circumstances that would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities or obligations (A) reflected or reserved against on the consolidated balance sheet (the “Balance Sheet”) of the Company as of the Balance Sheet Date (including the notes thereto) included in the Company SEC Documents, (B) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (C) as specifically contemplated by this Agreement or otherwise in connection with the transactions contemplated by this Agreement, or (D) as would not reasonably be expected to be material. There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in the Company SEC Documents nor any obligations to enter into any such arrangements.

(iv) Since June 26, 2009, subject to any applicable grace periods, the Company and each of its officers and directors have been and are in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act (as amended and including the rules and regulations promulgated thereunder), and (B) the applicable listing and corporate governance rules and regulations of the Nasdaq Global Market.

(v) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) as required under Rule 13a-15 of the Exchange Act that are reasonably designed to ensure that material information relating to the Company, including the Company Subsidiaries, required to be included in reports filed under the Exchange Act is made known to the chief executive officer and chief financial officer of the Company by others within those entities.

(vi) The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is reasonably sufficient in all material respects to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (B) that receipts and expenditures are executed in accordance with the authorization of management, and (C) that any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner.

(vii) To the Company’s Knowledge, there is no fraud or allegation of fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and the Company Subsidiaries.

(viii) Neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting which could reasonably adversely affect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. To the Company’s Knowledge, there are no facts or circumstances that would prevent the Company’s chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(ix) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act. To the Company’s Knowledge, there have been no violations of provisions of the Company’s code of ethics by any such persons.

(g) Absence of Certain Changes. Since July 3, 2010, (i) except for this Agreement and the transactions contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice, and (ii) there has not been (A) any Material Adverse Change or any event, change or occurrence that would reasonably be expected to result in a Material Adverse Change, or (B) any material change in the Company’s accounting principles, practices or methods except insofar as may have been required by a change in GAAP, or (C) any action or event that, had such action or event occurred after the date of this Agreement and prior to the Effective Time, would be prohibited by Sections 4.01(a)(i), (ii), (iv), (v), (vii), (ix), (xiii), (xiv) and/or (xvii).

(h) Litigation. Except as set forth in Section 3.01(h) of the Company Disclosure Schedule, there is no suit, claim, action, legal or administrative proceeding pending or, to the Company’s Knowledge, threatened against or affecting the Company or any Company Subsidiary, including, without limitation, any such suit, claim, action, legal or administrative proceeding that challenges the validity or propriety, or seeks to prevent consummation, of the Merger or any other transaction contemplated by this Agreement. Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, judgment, decree, injunction, ruling, arbitration award or decree by or before any Governmental Entity or arbitrator outstanding against, or, to the Company’s Knowledge, investigation by any Governmental Entity involving, the Company or any of its Subsidiaries or any of their respective assets that would reasonably be expected to have a Material Adverse Effect. There is not currently any material internal investigation or inquiry being conducted by the Company, the Board (or any committee thereof) or, to the Company’s Knowledge, any third party or Governmental Entity at the request of any of the foregoing concerning any financial, accounting, conflict of interest, self dealing, fraudulent, or deceptive conduct or other misfeasance or malfeasance issues.

(i) Contracts. Except as set forth in Section 3.01(i) of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or bound by, and none of their respective properties or other assets is subject to (whether written or oral):

(i) any Contract containing covenants limiting in any respect the freedom of the Company or any Company Subsidiary to compete in any line of business or with any other Person;

(ii) any joint venture, partnership, manufacturer, development or supply agreement or other Contract which involves a sharing of revenue, profits, losses, costs or liabilities by the Company or any Company Subsidiary with any other Person;

(iii) any royalty, dividend or similar arrangement to be paid, or received, by the Company that are based on the revenue or profits of the Company or any Company Subsidiary or any Contract or agreement involving fixed price or fixed volume arrangements;

(iv) any Contract (or series of related Contracts) for the purchase or sale of materials, supplies, goods, services, equipment or other assets providing for annual payments by the Company and its Subsidiaries or to the Company and its Subsidiaries, respectively, of $100,000 or more, other than those that can be terminated by the Company or any of its Subsidiaries on less than 90 days’ notice without payment by the Company or any Subsidiary of any material penalty;

(v) any Contract granting any other party “most favored nation” or similar status;

(vi) any loan or guaranty agreement, note, indenture or other instrument, Contract, or agreement under which the Company or any Company Subsidiary has incurred any Indebtedness, other than obligations for the deferred purchase price of property, goods or services not in excess of $5,000 individually or $25,000 in the aggregate;

(vii) any employment or severance agreement or arrangement (other than those that are terminable by the Company or any of its Subsidiaries without cost or penalty upon 30 or fewer days’ notice);

(viii) any Company Benefit Plan (as defined below), any of the benefits of which will be increased, or the vesting or payment of benefits of which will be accelerated, by the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(ix) any Contract relating to any acquisition of securities or assets of another Person or another business by the Company or any Company Subsidiary pursuant to which the Company or any Company Subsidiary has continuing “earn-out” or other contingent payment or guarantee obligations in excess of $100,000;

(x) any Company Lease;

(xi) any Contract (other than pursuant to organizational and insurance-related documents) providing for indemnification by the Company of any officer, director or employee of the Company;

(xii) any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its Subsidiaries, or prohibits the issuance of guarantees by any of the Company’s Subsidiaries;

(xiii) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets;

(xiv) any mortgage, security agreement, capital lease or other agreement that effectively creates a Lien on any material assets of the Company or any of its Subsidiaries;

(xv) any Contract with any Governmental Entity; provided, however, that Educational Permits shall not be “Contracts” for the purpose of this Section 3.01(i)(xiii); or

(xvi) any Contract that would prohibit or materially delay the consummation of the Merger or otherwise materially impair the ability of the Company to perform its obligations hereunder.

Each contract, agreement or arrangement (i) set forth, or which is required to be set forth, on Section 3.01(i) of the Company Disclosure Schedule or (ii) that is material within the meaning set forth in Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations shall be referred to herein as a “Material Contract”. Each Material Contract (other than any Company Lease) is valid and binding on the Company and any Company Subsidiary to the extent such Company Subsidiary is a party thereto, as applicable, and to the Company’s Knowledge, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect would not reasonably be expected to have a Material Adverse Effect. Each Company Lease is valid and binding on the Company and any Company Subsidiary to the extent such Company Subsidiary is a party thereto, as applicable, and to the Company’s Knowledge, each other party thereto and is in full force and effect and enforceable in accordance with its terms. None of the Company, any Company Subsidiary or, to the Company’s Knowledge, any other party thereto is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract (other than any Company Lease) to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that have not had and would not reasonably be expected to have a Material Adverse Effect. None of the Company, any Company Subsidiary or, to the Company’s Knowledge, any other party thereto, is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Company Lease to which it is a party or by which it or any of its properties or other assets is bound. Neither the Company nor any Company Subsidiary has received any written notice to terminate, in whole or part, materially amend or not renew any executory obligation of a counterparty to a Material Contract that has not terminated or expired (in each case according to its terms) prior to the date of this Agreement (nor, to the Company’s Knowledge, does any such counterparty to a Material Contract (other than any Company Lease) intend to terminate, materially amend or not renew any Material Contract (other than any Company Lease)). Neither the Company nor any Company Subsidiary has received any written notice to terminate, in whole or part, amend or not renew any executory obligation of a counterparty to a Company Lease that has not terminated or expired (in each case according to its terms) prior to the date of this Agreement (nor, to the Company’s Knowledge, does any such counterparty to a Company Lease intend to terminate, amend or not renew any Material Contract). The consummation of the Merger will not result in any third party having any right to terminate, amend, accelerate, cancel or deprive the Company of any benefit under any Company Lease.

(j) Compliance with Laws.

(i) Except with respect to Environmental Laws, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and taxes, which are the subjects of Section 3.01(k), Section 3.01(m) and Section 3.01(n), respectively:

(A) the Company and each Company Subsidiary is, and since June 26, 2009 has been, in compliance with all Laws (other than Educational Laws) applicable to it, its properties or other assets or its business or operations, and neither the Company nor any Company Subsidiary has received any written notice alleging that the Company or any Company Subsidiary is in violation of any Law (other than Educational Laws) to which the Company or any Company Subsidiary or any of their respective properties or other assets or its business or operations, except for failures to be in compliance and written notices alleging any such violation that have not had and would not reasonably be expected to have a Material Adverse Effect; and

(B) the Company and each Company Subsidiary is, and since June 26, 2009 has been, in compliance in all material respects with all Educational Laws applicable to it, its properties or other assets, or its business or operations, or its employees and agents, and neither the Company nor any Company Subsidiary is in receipt of, or since June 26, 2009 has received, any notice alleging that the Company, any Company Subsidiary or any employee or agent is or was in violation in any material respect of any Educational Law applicable to it.

(ii) The Company and each Company Subsidiary has in effect, and is in compliance with, all Permits (other than Educational Permits) necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted in all material respects. Neither the Company nor any of its Subsidiaries is in violation of any such Permit (other than, for the avoidance of doubt, any Educational Permit), or any statute, law, ordinance, rule, or regulations applicable to it or any of its properties or assets, except where the existence of any such violation would not reasonably be expected to have a Material Adverse Effect.

(iii) Except as set forth on Section 3.01(j)(iii) of the Company Disclosure Schedule:

(A) the Company and each Company Subsidiary has in full force and effect, and is currently in material compliance with, all Educational Permits and Individual Permits necessary or required for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted; and each such Educational Permit is listed in Section 3.01(j)(iii) of the Company Disclosure Schedule;

(B) neither the Company nor any of its Subsidiaries is in violation of any Educational Permit, or any statute, law, ordinance, rule, or regulations applicable to it or any of its properties or assets, nor has any received any notice that the Company or any Company Subsidiary is in violation of any of the terms and conditions of any Educational Permit or alleging the failure to hold or obtain any Educational Permit; and

(C) no proceeding for the suspension, limitation, revocation, termination or cancellation of any Educational Permit is pending or, to the Knowledge of the Company or any Company Subsidiary, threatened. Neither the Company nor any Company Subsidiary has received notice that any Educational Permit will not be renewed, and there is no basis for nonrenewal.

(iv) Except as set forth on Section 3.01(j)(iv) of the Company Disclosure Schedule, to the Knowledge of the Company, (A) no employee or agent of the Company or any Company Subsidiary is in violation of any Individual Permit, and (B) no proceeding for the suspension, limitation, revocation, termination or cancellation of any Individual Permit is pending or threatened. Neither the Company nor any Company Subsidiary has received notice that any Individual Permit will not be renewed and, to the Knowledge of the Company, there is no basis for nonrenewal.

(v) Except as set forth in Section 3.01(j)(v) of the Company Disclosure Schedule, the Company and each Company Subsidiary have, in all material respects, timely notified and obtained all required approvals from all applicable Education and Childcare Authorities for each substantive change (including changes to programs and locations or changes of ownership and/or control).

(k) Environmental Matters. The Company and each Company Subsidiary is, and since June 26, 2009 has been, in compliance in all material respects with all applicable Environmental Laws, and holds and is in compliance in all material respects with all Permits required under Environmental Laws in connection with the Company’s or such Company Subsidiary’s business. There is no environmental condition, claim, suit, action, investigation or other proceeding existing or pending, or, to the Knowledge of the Company, threatened, against or affecting the Company or any Company Subsidiary alleging noncompliance with Environmental Laws, in each case except those instances of noncompliance that would not reasonably be expected to result in a Material Adverse Effect.

Neither the Company nor any Company Subsidiary has received any written notice that it is or was in violation of, or has or had any liability, responsibility or obligation under, any Environmental Law. To the Company’s Knowledge, no Hazardous Material is present or has been released at, on, to, or under any real property leased or operated by the Company or any Company Subsidiary during the term of such lease or operation in an amount, manner or concentration that requires any reporting, notification, investigation, abatement, remediation, or other response action under Environmental Laws. For purposes of this Agreement, “Environmental Laws” means any foreign, federal, state or local Law (including common law) relating to human health and safety or the pollution, protection, or restoration of the Environment, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials. “Environment” means soil, sediment, land, surface or subsurface strata, surface water, ground water, ambient air (including indoor air) and any biota living in or on such media.

(l) Absence of Changes in Labor Relations.

(i) There are no collective bargaining or other labor union agreements to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound and there are no negotiations or discussions currently pending or occurring between the Company or any Company Subsidiary and any union or employee association regarding any collective bargaining agreement or any other work rules or polices. None of the employees of the Company or any Company Subsidiary is represented by any union with respect to his or her employment by the Company or such Company Subsidiary. To the Company’s Knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries, and there are no lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees, and during the last three (3) years there has not been any such action.

(ii) The Company and the Company Subsidiaries are, and since June 26, 2009 have been, in compliance with all applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act of 1986, and is not engaged in any unfair labor practice, except for failures to be in compliance that have not had and would not reasonably be expected to have a Material Adverse Effect.

(iii) There are no material proceedings pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary in any forum by or on behalf of any present or former employee of the Company or any Company Subsidiary, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any Law governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company of any Company Subsidiary in connection with the employment relationship.

(m) ERISA Compliance. Except as set forth in Section 3.01(m) of the Company Disclosure Schedule:

(i) Since the date of the most recent audited financial statements included in the Company SEC Documents, there has not been any adoption or material amendment by the Company or any of its Subsidiaries of any collective bargaining agreement or any employment, change in control, retention, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, performance, retirement, thrift, savings, stock bonus, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement, agreement or understanding (whether or not legally binding) maintained, contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries or any other Person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”), in each case providing benefits to any current or former director, officer or employee of the Company or any of its Subsidiaries (collectively, the “Company Benefit Plans”), other than amendments or other changes as required to ensure that such Company Benefit Plan is not then out of compliance with applicable law, or reasonably determined by the Company to be necessary or appropriate to preserve the qualified status of a Company Pension Plan under Section 401(a) of the Code.

(ii) The Company has made available to Parent complete and accurate copies of (A) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plans, descriptions thereof), including each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (sometimes referred to herein as a “Company Pension Plan”) and each Company Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), (B) the two most recent annual reports on Form 5500 required to be filed with the Employee Benefits Security Administration with respect to each Company Benefit Plan (if any such report was required), (C) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, and (D) each trust agreement and insurance or group annuity contract relating to any Company Benefit Plan. Each Company Benefit Plan has been administered and operated in all material respects in accordance with its terms and the applicable provisions of ERISA, the Code and all other applicable laws.

(iii) Each Company Pension Plan intended to be tax-qualified within the meaning of Section 401(a) of the Code has received a favorable determination, or may rely on an opinion letter, from the Internal Revenue Service (the “IRS”) regarding its qualified status, and, to the Company’s Knowledge, no event or omission has occurred that could cause any Company Pension Plan to lose such qualification.

(iv) Neither the Company nor any Commonly Controlled Entity has (A) maintained, contributed to or been required to contribute to any Company Benefit Plan that is subject to Title IV of ERISA (including, any multiemployer plan (as that term is defined in Section 3(37) of ERISA), Section 412 of the Code or Section 302 of ERISA), or (B) has any unsatisfied liability under Title IV of ERISA.

(v) Neither the Company nor any of its Subsidiaries has received notice of, and to the Company’s Knowledge, there are no audits or investigations by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan, and, to the Company’s Knowledge, there are not any facts that could give rise to any such claims, suits or proceedings.

(vi) All contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference into the Company SEC Documents.

(vii) None of the Company Benefit Plans provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law) and the Company has never promised to provide such post-termination benefits.

(viii) Each Company Benefit Plan may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals thereunder. Neither the Company nor any Company Subsidiary has announced its intention to modify or terminate any Company Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of a Company Benefit Plan. Each asset held under each Company Benefit Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability.

(ix) The per share exercise price of each option to purchase shares of Common Stock is no less than the fair market value of a share of Common Stock on the date of grant of such option. Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Company Benefit Plan is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(x) Neither the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any Company Subsidiary; (ii) limit the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust; (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (iv) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company or any Company Subsidiary.

(xi) No Company Benefit Plan, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code or any other provision of the Code or any similar foreign law, as a result of the transactions contemplated by this Agreement alone or together with any other event.

(xii) Other than individual agreements with employees that are listed on Section 3.01(i)(vii) or (viii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is obligated (irrespective of any conditions or lapse of time) pursuant to any agreement or Company Benefit Plan to make any severance payment to any officer, director, employee or consultant. There are no participants who are eligible to participate in or receive any benefits under the Company’s Senior Executive Severance Plan and/or the Company’s Executive Severance Plan.

(n) Taxes.

(i) Each of the Company and its Subsidiaries has filed in a timely manner (within any applicable extension period) all material tax returns (including Form 5472) required to be filed by it pursuant to applicable Law. All such tax returns are true, complete and accurate in all material respects. The Company and its Subsidiaries have timely paid all taxes due and owing, whether or not shown on any tax return, except for taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(ii) Except as set forth in Section 3.01(n)(ii) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received notice in writing of any proposed material deficiencies from any Governmental Entity, there is no material dispute or claim concerning any tax liability of the Company or any of its Subsidiaries that has been claimed or raised by any taxing authority in writing, and there is no currently effective agreement extending the period of assessment or collection of any taxes of the Company or any of its Subsidiaries nor has any request been made for any such extension.

(iii) Within the two-year period ending on the Closing Date, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” as such terms are defined in Section 355 of the Code in a distribution of stock outside of the affiliated group of which the Company is the common parent qualifying or intended to qualify for tax-free treatment (in whole or in part) under Section 355(a) or 361 of the Code.

(iv) Neither the Company nor any of its Subsidiaries is a party to or bound by (A) any agreement the principal purpose of which is tax sharing or tax indemnity whether or not written, other than among the Company and its Subsidiaries, or (B) any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority).

(v) There are currently no material liens for taxes asserted with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory liens for taxes not yet due and payable.

(vi) Complete copies of all federal and state income tax returns, private letter rulings, closing agreements or other agreements relating to tax matters with a taxing authority for the Company and its Subsidiaries with respect to the taxable years commencing on or after January 1, 2006 have been delivered or made available to representatives of Parent.

(vii) The Company and each of its Subsidiaries has withheld and remitted to the appropriate Government Entity all material taxes required to be withheld and paid in connection with any amounts paid or owing to or collected from any employee, independent contractor, supplier, creditor, stockholder, partner, member or other third party, and all material Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(viii) The unpaid taxes of the Company and its Subsidiaries (A) did not, as of the date of the filing of the most recent financial statements contained in the Company SEC Documents, exceed the reserve for tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of such financial statements (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their tax returns. Since the date of the filing of the most recent financial statements contained in the Company SEC Documents, neither the Company nor any of its Subsidiaries has incurred any liability for taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice

(ix) Section 3.01(n)(ix) of the Company Disclosure Schedule lists all federal, state, local and foreign income tax returns filed with respect to the Company and its Subsidiaries for taxable periods ended on or after January 1, 2006, indicates those tax returns that have been audited, and indicates those tax returns that currently are the subject of audit.

(x) Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material tax return or with respect to any material tax assessment or deficiency.

(xi) Neither the Company nor any of its Subsidiaries (A) is or has ever been a member of a group of corporations within the meaning of Section 1504(a) of the Code (other than a consolidated group of which the Company is the parent) that files or has filed or has been required to file consolidated, combined, or unitary tax returns or filed taxes on a combined, unitary or similar basis with any entity (other than the Company or its Subsidiaries) for foreign, state or local tax purposes or (B) has any material liability for the taxes of any person (other than Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or by contract or otherwise.

(xii) The taxable year of the Company and its Subsidiaries for all income tax purposes is the 52/53 week year ending on the Saturday closest to June 30, and each of the Company and its Subsidiaries use the accrual method of accounting in keeping its books and in computing its taxable income.

(xiii) The Company and each of its Subsidiaries is and always has been (A) classified as a corporation, partnership or an entity disregarded as separate from its owner for federal income tax purpose and any applicable state, local and foreign tax purposes as set forth in Section 3.01(n)(xiv) of the Company Disclosure Schedule and (B) a U.S. person or non-U.S. person as defined in Section 7701(a)(30) and as set forth in Section 3.01(n)(xiv) of the Company Disclosure Schedule.

(xiv) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(xv) The Company and each of its Subsidiaries has disclosed on its federal income tax return all positions taken therein that could give rise to a “substantial understatement of income tax” within the meaning of Section 6662 of the Code.

(xvi) Neither the Company nor any of its Subsidiaries has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4 (or any predecessor provision) and neither the Company nor any of its Subsidiaries has been notified of, or to the Company’s Knowledge has participated in, a transaction that is described as a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1).

(xvii) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(A) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax Law) executed on or prior to the Closing Date;

(C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income tax Law);

(D) installment sale or open transaction disposition made on or prior to the Closing Date;

(E) prepaid amount received on or prior to the Closing Date;

(F) election with respect to income from the discharge of indebtedness under Section 108(i) of the Code; or

(G) any similar election, action, or agreement that would have the effect of deferring any liability for taxes of the Company or its Subsidiaries from any period ending on or before the Closing Date to any period ending after such period.

(xviii) As used in this Agreement (A) “tax” or “taxes” means any Federal, state, local and foreign income, property, sales, use, excise, withholding, payroll, employment, social security, capital gain, alternative minimum, transfer and other taxes and similar governmental charges of any kind, including any interest, penalties and additions with respect thereto, whether or not disputed and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person; (B) “taxing authority” means any Federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority; and (C) “tax return” or “tax returns” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of foregoing, filed or to be filed with any taxing authority in connection with the determination, assessment, collection or administration of any taxes.

(o) Title to Properties.

(i) Section 3.01(o)(i) of the Company Disclosure Schedule contains a complete and correct list of (A) all real estate owned by the Company or any of its Subsidiaries (the “Owned Real Property”) and (B) all Leased Real Property, in each case, setting forth information sufficient to specifically identify such Owned Real Property or Leased Real Property. Each Company Lease grants the lessee thereunder the exclusive right to use and occupy the premises covered thereby. The Owned Real Property and the Leased Real Property and all tangible or intangible property owned or leased by the Company or any of its Subsidiaries constitute all of the assets (collectively, the “Assets”) used or occupied by the Company and its Subsidiaries in connection with the conduct of the Company’s business or reflected on the Company’s consolidated financial statements. The Assets constitute all of the assets and rights necessary for the Company and its Subsidiaries to operate their respective businesses in the ordinary course of business consistent with past practice as of the date hereof.

(ii) The Company or one of its Subsidiaries has good and valid title to the Owned Real Property and to all of the buildings, structures and other improvements thereon, free and clear of all Liens (other than Permitted Liens). None of the Company, any of its Subsidiaries or any Owned Real Property is in material default under any agreement evidencing any Lien or other agreement affecting the Owned Real Property. The Company or one of its Subsidiaries has a good and valid leasehold interest in each Company Lease, free and clear of all Liens (other than Permitted Liens). The Company or one of its Subsidiaries owns or leases all of the material personal property shown to be owned or leased by the Company or any of its Subsidiaries reflected in the latest audited financial statements included in the Company SEC Documents or acquired after the date thereof, free and clear of all Liens (other than Permitted Liens), except to the extent disposed of in the ordinary course of business since the date of the latest audited financial statements included in the Company SEC Documents.

(iii) Each Company Lease is valid, binding and in full force and effect, except as would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written notice of default with respect to any Company Lease or sublease to which it is a party.

(p) Intellectual Property. Section 3.01(p) of the Company Disclosure Schedule contains a complete and accurate list of all (i) patents and patent applications owned by the Company or any Company Subsidiary or used or held for use by the Company or any Company Subsidiary (“Company Patents”), registered and material unregistered trademarks and service marks owned by the Company or any Company Subsidiary or used or held for use by the Company or any Company Subsidiary (“Company Marks”) and registered copyrights and applications for copyright registration owned by the Company or any Company Subsidiary or used or held for use by the Company or any Company Subsidiary (“Company Copyrights”), (ii) licenses, sublicenses or other agreements under which the Company or any Company Subsidiary is granted rights by others in Company Intellectual Property (other than commercial off the shelf software) (“Licenses In”), and (iii) licenses, sublicenses or other agreements under which the Company or any Company Subsidiary has granted rights to others in Company Intellectual Property (“Licenses Out”). In the case of any licenses, sublicenses or other agreements disclosed pursuant to the foregoing clauses (ii) or (iii), Section 3.01(p) of the Company Disclosure Schedule also sets forth whether each such license, sublicense or other agreement is exclusive or non-exclusive. Except as set forth on Section 3.01(p) of the Company Disclosure Schedule:

(i) The Company and each of its Subsidiaries owns the Company Intellectual Property purported to be owned, or has the right to use pursuant to a valid and enforceable license all Intellectual Property Rights that are material to the conduct of the business of the Company and its Subsidiaries as of the date hereof, taken as a whole, in the case of the foregoing clauses above, free and clear of all Liens.

(ii) All Company Patents, Company Marks and Company Copyrights that have been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world, have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and, to the Company’s Knowledge, are valid and enforceable.

(iii) None of the Company Intellectual Property owned by the Company that has been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world is subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date

(iv) Neither the operation of the business of the Company or any Company Subsidiary, or any activity of the Company or any Company Subsidiary, nor the manufacture, use, importation, offer for sale and/or sale of any product or service infringes on or violates (or since June 26, 2009 has infringed on or violated) the right of others in or to any Intellectual Property Rights (“Third Party IP Rights”), other than the rights of any person or entity under any patent, or constitutes a misappropriation of (or in the past constituted a misappropriation of) any Third Party IP Rights or the subject matter of any Third Party IP Right, and to the Company’s Knowledge, neither the operation of the business of the Company or any Company Subsidiary, nor any activity of the Company or any Company Subsidiary, nor any manufacture, use, importation, offer for sale and/or sale of any product or service infringes on or violates (or in the past infringed on or violated) the rights of any person or entity under any patent.

(v) There are no pending or, to the Company’s Knowledge, threatened claims that the operation of the business of the Company or any Company Subsidiary or any activity by the Company or any Company Subsidiary is infringing, violating or misappropriating (or in the past infringed, violated or misappropriated) any Third Party IP Right or that any of the Company Intellectual Property is invalid or unenforceable.

(vi) To the Company’s Knowledge, no Person or Persons are infringing the rights of the Company or any Company Subsidiary with respect to any Company Intellectual Property. No claims are pending or, to the Company’s Knowledge, are threatened, against the Company or any Company Subsidiary with regard to the ownership by the Company or any Company Subsidiary of any of the Company Intellectual Property.

(vii) No current or former employee or consultant of the Company or any Company Subsidiary owns any rights in or to any of the Company Intellectual Property.

(viii) The Company and the Company Subsidiaries have required each Company employee and consultant and any other person with access to know-how, trade secrets, confidential or proprietary information, data, processes, models, strategies and techniques (“Trade Secrets”) owned by the Company or any Company Subsidiary or used or held for use by the Company or any Company Subsidiary in their respective businesses (the “Company Trade Secrets”) to execute a confidentiality agreement and, to the Company’s Knowledge, there has not been any breach by any party to such confidentiality agreements.

(ix) As used in this Agreement, “Intellectual Property Rights” shall mean all intellectual property rights arising from or in respect of the following, whether protected, created, or arising under the laws of the United States or any other jurisdiction: patents, copyrights, trademarks (registered or unregistered), trade names, domain names, service marks, brand names, trade dress, logos, slogans, and other indications of origin, together with the goodwill associated with the foregoing and registrations of, and applications to register, the foregoing, including any extension, modification or renewal of any such registration or application; computer programs, Trade Secrets and rights to limit the use or disclosure thereof by any person; registrations or applications for registration of copyrights, and any renewals or extensions thereof; any similar intellectual property or proprietary rights similar to any of the foregoing, including all rights in and privileges with respect to customer databases; and licenses and claims of infringement and misappropriation against third parties. “Company Intellectual Property” shall mean all Intellectual Property Rights owned by the Company or any Company Subsidiary or used or held for use by the Company or any Company Subsidiary in their respective businesses, including, without limitation, Company Patents, Company Marks,

Company Copyrights (including, all curriculum created or used by the Company or any Company Subsidiary) and Company Trade Secrets.

(q) Takeover Statutes. The Board has taken such actions and votes as are necessary to render all applicable provisions of Section 203 of the DGCL, any “fair price,” “moratorium,” “control share acquisition” or any other similar takeover or anti-takeover statute or regulation enacted under U.S. state or federal Laws (each, a “Takeover Statute”) inapplicable to this Agreement, the Merger or the other transactions contemplated hereby. There are no “anti-takeover” provisions in any organizational documents of any of the Company’s subsidiaries. Except for the Rights Agreement, the Company does not have any shareholder rights plan, “poison pill” or similar plan or arrangement in effect.

(r) Brokers and Other Advisors. No broker, investment banker or financial advisor (other than J.P. Morgan Securities Inc. (“JPM”), which the Strategic Affairs Committee and the Board have retained as their financial advisors in connection with the Merger, the fees and expenses of which will be paid by the Company), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the negotiations leading to this Agreement or consummation of the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. No legal, accounting or other professional advisor or consultant retained or engaged by the Company or that is otherwise providing services to the Company in connection with the transactions contemplated by this Agreement (other than JPM) is entitled to receive compensation or payments from the Company in connection with such retention, engagement or services other than pursuant to such professional advisor’s or consultant’s customary hourly rates and customary reimbursement of out-of-pocket expenses.

(s) Opinion of Financial Advisor. The Board has received an opinion of JPM, dated the date hereof, and subject to the various assumptions and qualifications set forth in such opinion, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Common Stock.

(t) Insurance. Section 3.01(t) of the Company Disclosure Schedule contains a list of all insurance policies maintained by or on behalf of any of the Company and/or any Company Subsidiary, together with the coverage afforded thereby (the “Company Insurance Policies”). The Company Insurance Policies are, in all material respects, of the type and in amounts that are customary, adequate and suitable in relation to the business, assets and liabilities of the Company and its Subsidiaries. All Company Insurance Policies are in full force and effect, and all premiums with respect thereto covering all periods up to and including the date hereof have been paid, and no notice of cancellation or termination has been received by the Company with respect to any such Company Insurance Policy which has not been replaced on substantially similar terms prior to the date of such cancellation. Since June 26, 2009, neither the Company nor any Company Subsidiary has received any written notice or, to the Knowledge of the Company, any other notice regarding any refusal or denial of any material coverage, material reservation of rights or rejection of any material claims under any Company Insurance Policy.

(u) [Reserved].

(v) Vote Required. The Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company or any Company Subsidiary necessary under the Company’s certificate of incorporation, bylaws and applicable Law to adopt this Agreement.

(w) Interested Party Transactions. Section 3.01(w) of the Company Disclosure Schedule contains a complete and correct list of all (i) transactions between the Company or any of its Subsidiaries and any director, officer, employee or Affiliate of the Company or its Subsidiaries other than transactions between the Company and its wholly owned Subsidiaries and compensation paid to directors, officers or employees in the ordinary course of business consistent with past practices; and (ii) agreements, arrangements or understandings by the Company or any of its Subsidiaries, on the one hand, and any of their respective Affiliates (other than the Company or any of its Subsidiaries), on the other hand, that involve continuing liabilities or obligations of the Company or its Subsidiaries. No person covered by Item 404 of Regulation S-K has entered into any transactions with the Company or any of its Subsidiaries required to be disclosed by Item 404 of Regulation S-K. Except as set forth on Section 3.01(w) of the Company Disclosure Schedule, no officer or director or, to the Company’s Knowledge, stockholder or optionholder of the Company or its Subsidiaries (and no Affiliate, spouse or sibling of any of such persons) (each, a “Related Party”) holds, directly or indirectly, (x) any interest in any entity that purchases from or sells or furnishes to the Company or its Subsidiaries any goods or services; (y) a beneficial interest in any Material Contract (other than employment and compensation agreements entered into in the ordinary course of business and agreements with respect to Stock Options and Restricted Stock); or (z) any Intellectual Property Right used in the conduct of the business of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any contract with any Related Party (other than employment and compensation agreements entered into in the ordinary course of business and agreements with respect to Stock Options and Restricted Stock).

(x) Disclaimer of Other Representations and Warranties. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (i) neither Parent nor Merger Sub or their respective directors, officers or employees makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and the Company is not relying on any representation or warranty except for those expressly set forth in this Agreement and (ii) no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to Parent or Merger Sub or their respective businesses or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by Parent or Merger Sub.

(y) No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Section 3.01, neither the Company nor any other Person on behalf of Company, including any director, officer or employee of Company, makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries in connection with the transactions contemplated hereby. Neither the Company nor any other Person, including any director, officer or employee of the Company, will have or be subject to any liability or obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Parent or Merger Sub in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Section 3.01 or in the Company Disclosure Schedule.

Section 3.02 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

(a) Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified would not constitute a Parent Material Adverse Effect.

(b) Authority; Noncontravention.

(i) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the Board of Directors of each of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement and the transactions contemplated hereby do not require approval of the holders of any shares of capital stock of Parent. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

(ii) The execution and delivery of this Agreement does not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Merger Sub under (A) the articles or certificate of incorporation or bylaws of Parent or Merger Sub, (B) any Contract to which Parent or Merger Sub is a party or any of their respective properties or other assets is subject, in any way that would prevent, materially impede or materially delay the consummation of the Merger (including the payments required to be made pursuant to ARTICLE II) or the other transactions contemplated hereby, or

(C) subject to the governmental filings and other matters referred to in the following sentence, any (1) Law applicable to Parent or Merger Sub or their respective properties or other assets, or (2) order, writ, injunction, decree, judgment or stipulation, in each case applicable to Parent or Merger Sub or their respective properties or other assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, rights, losses or Liens that would not reasonably be expected to have a Parent Material Adverse Effect.

(iii) No material consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger or the other transactions contemplated by this Agreement, except for (A) the filing of a pre-merger notification and report form by Parent under the HSR Act and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation, and (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

(c) Ownership and Interim Operations of Merger Sub. Parent owns, beneficially and of record, all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(d) Financial Ability. Parent has delivered to the Company true, correct and complete copies, as of the date of this Agreement, of (i) an executed commitment letter (the “Equity Commitment Letter”) from Leeds Equity Partners V, L.P. (the “Equity Provider”) to invest, subject to the terms and conditions therein, cash in the aggregate amount set forth therein (being collectively referred to as the “Equity Financing”), and (ii) an executed commitment letter from the financial institutions identified therein (the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”) to provide, subject to the terms and conditions therein, financing in the amounts set forth therein and in any associated Fee Letter (the “Debt Financing” and, together with the Equity Financing, the “Financing”). Parent or Merger Sub has fully paid any and all commitment fees or other fees in connection with the Commitment Letters that are payable on or prior to the date hereof, and the Commitment Letters are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent and Merger Sub, and, with respect to the Equity Commitment letter, the Equity Provider, subject to the Bankruptcy and Equity Exception. As of the date hereof, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Commitment Letters. As of the date hereof, none of the Commitment Letters has been amended or modified, no such amendment or modification is contemplated (other than amendments or modifications that are permitted by Section 5.09), and the respective obligations and commitments contained in such letters or agreements, as applicable, have not been withdrawn or rescinded in any respect. Assuming (i) the Financing is funded in accordance with the Commitment Letters, (ii) the accuracy in all material respects of the representations and warranties set forth in Section 3.01 (iii) performance by the Company of its obligations under Section 4.01, and (iv) the satisfaction of the condition contained in Section 6.02(d) on the Closing Date, as of the date hereof, the net proceeds contemplated by the Commitment Letters will, together with Company cash, in the aggregate be sufficient for Merger Sub and the Surviving Corporation to pay the aggregate Merger Consideration (and any repayment or refinancing of debt contemplated by this Agreement or the Commitment Letters) and to pay all fees and expenses related thereto. The Commitment Letters are in full force and effect as of the date hereof. As of the date of this Agreement, to the Knowledge of the Parent, no event has occurred, which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Buyer under any term or condition of the Commitment Letters. As of the date of this Agreement, there are no side letters or other agreements, Contracts or arrangements to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing other than (i) as expressly set forth in the Financing Letters, (ii) any customary engagement letter(s) and non-disclosure agreements(s), (iii) any Fee Letter, and (iv) as do not impact the conditionality or aggregate amount of the Financing.

(e) Ownership. As of the date of this Agreement, none of Parent, Merger Sub or their respective Affiliates, directly or indirectly, beneficially own or control any shares of capital stock of the Company, and none of Parent, Merger Sub or their respective Affiliates have any rights to acquire any shares of capital stock other than pursuant to this Agreement.

(f) Legal Proceedings. There is no pending or, to the Knowledge of Parent, threatened, legal or administrative proceeding, claim, suit, investigation or action against Parent, Merger Sub or any of their respective Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent, Merger Sub or any of their respective Subsidiaries, in each case, by or before any Governmental Entity, which would, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

(g) Certain Arrangements. There are no Contracts between Parent or Merger Sub, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the transactions contemplated by this Agreement. During the past three (3) years immediately preceding the date of this Agreement, neither Parent nor any of its Affiliates has beneficially owned (for purposes of Section 203 of the DGCL) more than 15% of the outstanding Common Stock

(h) Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons whose fees and expenses will be paid by Parent.

(i) Disclaimer of Other Representations and Warranties. Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (i) neither the Company nor any of its Subsidiaries or their respective directors, officers or employees makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no Person has been authorized by the Company to make any representation or warranty relating to itself or its Subsidiaries or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by the Company, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their Agents are not and shall not be deemed to be or to include representations or warranties, including any representations or warranties relating to the reasonableness of the assumptions underlying such estimates, projections and related information, unless any such information is expressly included in a representation or warranty contained in Section 3.01 or in the Company Disclosure Schedule.

(j) No Other Representations or Warranties. Except for the representations and warranties made by the Parent and Merger Sub in this Section 3.02, neither Parent or Merger Sub nor any other Person on behalf of Parent or Merger Sub, including any director, officer or employee of Parent or Merger Sub, makes any express or implied representation or warranty with respect to Parent or Merger Sub or any of their respective Subsidiaries in connection with the transactions contemplated hereby. Neither Parent or Merger Sub nor any other Person, including any director, officer or employee of Parent or Merger Sub, will have or be subject to any liability or obligation to the Company or any other Person resulting from the distribution to the Company, or the Company’s use of, any such information, including any information, documents, projections, forecasts of other material made available to the Company in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Section 3.02.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS; NO SOLICITATION

Section 4.01 Conduct of Business.

(a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time (or such earlier date on which this Agreement may be terminated), except as required by applicable Law, consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), or otherwise specifically contemplated or permitted by or required pursuant to this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and, to use its and their commercially reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and maintain operations at all of their respective school locations existing as of the date hereof. In addition to and without limiting the generality of the foregoing, during such period, except as required by applicable Law or as otherwise specifically contemplated or permitted by or required pursuant to this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent (which such consent shall not be unreasonably withheld, delayed or conditioned):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination of the foregoing) in respect of, any of its capital stock, except that Subsidiaries may make distributions to the Company, (B) split, subdivide, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for (x) purchases, redemptions or other acquisitions of capital stock or other securities required under the terms of any plans, arrangements or Contracts existing on the date hereof between the Company or any of its Subsidiaries and any director, employee or former employee of the Company or any of its Subsidiaries, (y) the acquisition or redemption of the Rights or (z) the cancellation (by tender offer or otherwise) of the Eligible Options, provided that the amount paid to the holders of such Eligible Options in the aggregate does not exceed $4,308,000;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, including pursuant to Contracts as in effect on the date hereof (other than upon the exercise of Stock Options outstanding on the date hereof in accordance with their terms on the date hereof);

(iii) amend the certificate of incorporation or the bylaws of the Company or other comparable charter or organizational documents of the Company or any of its Subsidiaries;

(iv) except as set forth on Schedule 4.01(a)(iv) hereto, make any acquisition (including by merger, consolidation, stock acquisition or otherwise) of the capital stock or (except in the ordinary course of business or as otherwise permitted pursuant to this Agreement) assets of any other Person for consideration in excess for all such transactions of $1,000,000 in the aggregate;

(v) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(vi) except in the ordinary course of business or pursuant to credit facilities or other arrangements (including intercompany arrangements) in existence as of the date hereof, incur any amount of Indebtedness for borrowed money, guarantee any Indebtedness of a third party, issue or sell debt securities, make any loans, advances or capital contributions, mortgage, pledge or otherwise encumber any material assets, or create or suffer any material lien thereupon;

(vii) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or other assets or any interests therein (including securitizations), except (A) for sales, licenses or dispositions of properties or other assets or interests therein in the ordinary course of business consistent with past practice, (B) Liens securing existing Indebtedness, (C) pursuant to Contracts in force as of the date hereof, (D) dispositions of obsolete or worthless assets that are no longer useful in the conduct of the business of the Company, or (E) for transfers among the Company and its Subsidiaries;

(viii) make or authorize capital expenditures except (A) as budgeted in the Company’s current or the fiscal year 2012 plan approved by the Board that was made available to Parent, (B) in the ordinary course of business consistent with past practice (which shall include any expenditures required by Education and Childcare Authorities) or (C) otherwise in an amount not to exceed $500,000 in the aggregate;

(ix) pay, discharge, settle or satisfy any suit, action or claim, other than (A) settlements of current, pending or future suits, actions or claims that are set forth on Section 3.01(h) of the Company Disclosure Schedule subject to the limits and conditions set forth on Section 3.01(h) of the Company Disclosure Schedule, (B) settlements of any suit, action or claim, or threatened suit, action or claim, that (1) require payments by the Company or any Company Subsidiary (net of insurance proceeds) in an amount not to exceed $25,000 individually or $100,000 in the aggregate and (2) do not require any other actions or impose any other material restrictions on the business or operations of the Company and the Company Subsidiaries, or (C) settlements of any workers’ compensation claims or employee claims filed with the Equal Employment Opportunity Commission, in each case, so long as such settlement is in the ordinary course of business consistent with past practice;

(x) amend or modify in any material respect or terminate any Material Contract other than in the ordinary course of business;

(xi) except set forth on Schedule 4.01(a)(xi) of the Company Disclosure Schedule or as required to ensure that any Company Benefit Plan is not then out of compliance with applicable Law or to comply with any Contract entered into prior to the date hereof (A) adopt, enter into, terminate or amend (1) any Company Benefit Plan or (2) any other agreement, plan or policy involving the Company or any of its Subsidiaries and one or more of their respective current or former employees or members of the Board that is not terminable at will, (B) increase the compensation, bonus or fringe or other benefits offered by the Company or its Subsidiaries other than increases in the ordinary course of business consistent with past practice, (C) grant any entitlement to severance or termination pay or termination benefits or increase in any manner the severance or termination pay or termination benefits of any current or former member of the Board of the Company or employee of the Company or any Company Subsidiary, (D) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement, Company Benefit Plan (including the grant of Stock Options, “phantom” stock, stock appreciation rights, “phantom” stock rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions otherwise applicable to such awards), (E) except as otherwise contemplated by this Agreement, amend or modify any Stock Option, (F) except as required by Sections 2.03(a) and 2.03(b) of this Agreement, take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or (G) loan or advance any money or other property (other than reimbursement of reimbursable expenses or any advances of such expenses, whether directly, pursuant to Company credit cards or otherwise) to any current or former member of the Board or employee of the Company or any Company Subsidiary;

(xii) except for agreements entered into or transactions occurring in the ordinary course of the Company’s business consistent with past practice, enter into any agreement or engage in any transaction with one or more of the Company’s directors, officers or stockholders, or with any corporation, partnership (general or limited), limited liability company, association or other organization of which one or more of the Company’s directors, officers or stockholders is (A) a director, officer, manager, managing partner, managing member (or the holder of any office with similar authority), (B) has a direct or indirect financial interest, or (C) directly or indirectly controls, is controlled by or is under common control with;

(xiii) except as may be required by GAAP or applicable accounting requirements and published rules and regulations of the SEC, make any change in financial or tax accounting methods, principles or practices;

(xiv) enter into any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(xv) adopt or implement any stockholder rights plan or similar arrangement;

(xvi) file any amended tax return or any income tax return, enter into any closing agreement, settle any tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any tax return or the payment of any tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the tax liability of the Company or any of its Subsidiaries for any period, decreasing any tax refund of the Company or any of its Subsidiaries for any period or decreasing any tax attribute (such as a net operating loss carryforward, capital loss carryforward, or tax credit carryforward) of the Company or any of its Subsidiaries existing on the Closing Date; provided, however, that the Company or its Subsidiaries may, without the consent of Parent, file any return, enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim a tax refund, consent to any extension or waiver of the limitation period, or take any such other similar action with respect to filing any tax return or payment of any tax, in any instance where the amount of the related tax, assessment, refund or decrease in tax attribute is $10,000 or less individually and $50,000 or less in the aggregate;

(xvii) enter into any new line of business; or

(xviii) authorize or agree or commit to take any of the foregoing actions.

Section 4.02 No Solicitation.

(a) On the date hereof the Company will instruct and cause the Company’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants and other representatives (collectively, “Agents”), its Subsidiaries and their respective Agents to immediately cease all discussions and negotiations with any Persons that may be ongoing with respect to a Takeover Proposal, and deliver a written notice to each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Takeover Proposal and such notice shall also request such Person to promptly return or destroy all confidential information concerning the Company and its Subsidiaries.

(b) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its or its Subsidiaries’ Agents to (i) solicit, initiate or knowingly encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be likely to lead to, any Takeover Proposal (which, for the purposes of this subclause and subclause (ii) shall not include providing information to a member of the Board in his capacity as a director), (ii) provide any non-public information, or afford access to the properties, books, records, or personnel of the Company or any of its Subsidiaries, to any Person that the Company has reason to believe is considering making, or has made, any Takeover Proposal, (iii) enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Takeover Proposal or otherwise in connection with any Takeover Proposal, (iv) approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to a Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into pursuant to Section 4.02(c)) (an “Acquisition Agreement”) or any proposal or offer that could reasonably be expected to lead to a Takeover Proposal, or that contradicts this Agreement or requires the Company to abandon this Agreement, (v) grant any waiver, amendment or release under any standstill agreement, any confidentiality agreement with a party having stated an interest in making a Takeover Proposal, or any Takeover Statutes, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Agents to take any such action.

(c) Notwithstanding anything to the contrary in Section 4.02(a), if, prior to obtaining the Stockholder Approval the Board receives a bona fide written Takeover Proposal from any Person, which Takeover Proposal did not result from any breach of this Section 4.02 by the Company or its Agents, then the Company may, pursuant to a confidentiality agreement with provisions relating to confidentiality that are no less favorable to the Company than the provisions of the Confidentiality Agreement (it being understood that such confidentiality agreement shall contain provisions that expressly permit the Company to comply with the terms of this Agreement, including Section 4.02 hereunder) (an “Acceptable Confidentiality Agreement”), furnish non-public information to the Person making such Takeover Proposal, provided that such information either has been provided to Parent or is promptly (and in any event within 24 hours of furnishing such information) provided to Parent, and, following the execution of such Acceptable Confidentiality Agreement, afford access to the properties, books, records, and personnel of the Company or any of its Subsidiaries to, and enter into discussions or negotiations with, such Person in connection with a Takeover Proposal, provided, however, that prior to taking any of the foregoing actions, (i) the Board has determined in good faith (after consultation with its financial and legal advisors and after taking into consideration any revised offers or proposals submitted by Parent) that such Takeover Proposal is, or could reasonably be likely to lead to the delivery of, a Superior Proposal, and (ii) the Board has determined in good faith (after consultation with its legal advisors) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

(d) The Company will notify Parent promptly (but in no event later than 48 hours) after receipt by the Company or its Subsidiaries (or any of their respective Agents) of any Takeover Proposal or any request (other than in the ordinary course of business and not related to a Takeover Proposal) for non-public information relating to the Company or any of its Subsidiaries or for access to the properties, books, or records of the Company or any of its Subsidiaries by any Person who the Company knows to be considering making, or has made, a Takeover Proposal. In such notice, the Company shall identify the material terms of any such Takeover Proposal or request, including identifying the party making such Takeover Proposal and include copies of all relevant documents or communications provided to the Company by such party that relate to the terms of the Takeover Proposal or request. The Company will keep Parent reasonably informed, on a prompt basis, of the status of any such Takeover Proposal or request (including the material terms and conditions thereof and any modifications thereto). The Company shall provide Parent with at least 48 hours prior notice of any meeting of the Board at which the Board is reasonably expected to consider any Takeover Proposal.

(e) For purposes of this Agreement:

(i) “Takeover Proposal” means any inquiry, proposal, offer or indication of interest from any Person (other than Parent and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) sale, lease, exchange, transfer, license (other than licenses in the ordinary course of business), acquisition or disposition of assets of the Company or its Subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s net revenues or net income on a consolidated basis are attributable, (B) acquisition of 20% or more (or, in the case of any person beneficially owning (for purposes of Section 13(d) of the Exchange Act) 20% or more of the outstanding shares of Common Stock as of the date of this Agreement, any additional shares of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more (or, in the case of any person beneficially owning (for purposes of Section 13(d) of the Exchange Act) 20% or more of the outstanding shares of Common Stock as of the date of this Agreement, any additional shares) of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries, (D) liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, net revenues or net income and Company Common Stock involved is 20% or more; in each case, other than the Transaction;

(ii) “Superior Proposal” means a written, bona fide proposal or offer, or series of related proposals or offers, made by any Person or “group” (as such term is defined in Section 13(d) of the Exchange Act) to consummate an Acquisition Transaction, which, in the good faith determination of the Board, taking into consideration the various legal, financial, and regulatory aspects of such Acquisition Transaction and the Person or group making the proposal or proposals for such Acquisition Transaction (including any required financing, stockholder approval requirements of the Person or group making the proposal, regulatory approvals, stockholder litigation, breakup fee and expense reimbursement provisions, expected timing and risk and likelihood of consummation, and, to the extent deemed appropriate by the Board, such other factors that may be considered in making such a determination under the DGCL) (A) if accepted, is reasonably likely to be consummated and (B) if consummated, would result in a transaction that is more favorable from a financial point of view to the stockholders of the Company than the Transaction; and

(iii) “Acquisition Transaction” shall mean a merger, consolidation, business combination, recapitalization, liquidation, dissolution, sale or disposition or similar transaction involving the Company or any of its Subsidiaries pursuant to which a Person (or its stockholders) would own, if consummated, all or substantially all of the outstanding capital stock of the Company (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of the Company and its Subsidiaries taken as a whole.

(f) Except as permitted by this Section 4.02(f), neither the Board nor any committee thereof shall (i)(A) fail to make, amend, change, qualify, withhold, withdraw or modify, or publicly propose to amend, change, qualify, withhold, withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation, or (B) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the stockholders of the Company any Takeover Proposal, Acquisition Transaction or Superior Proposal, (ii) fail to recommend against acceptance of any tender or exchange offer for the Company Common Stock within ten (10) business days after commencement of such offer, (iii) make any public statement inconsistent with the Company Recommendation (actions described in clauses (i)-(iii) being referred to as a “Company Adverse Recommendation Change”), (iv) authorize, cause or permit the Company or any of its Subsidiaries or any of their respective Agents to enter into any Acquisition Agreement, (v) take any action pursuant to Section 7.01(d)(ii) or (vi) resolve to do any of the foregoing. Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Stockholder Approval is obtained, but not after, the Board may make a Company Adverse Recommendation Change in order to enter into an Acquisition Agreement with respect to an Acquisition Transaction in connection with the termination of this Agreement pursuant to Section 7.01(d)(ii) if the Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, (x) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (y) that such Acquisition Transaction constitutes a Superior Proposal; provided, however, that prior to taking such action (1) the Company has given Parent at least four (4) calendar days’ prior written notice of its intention to take such action (which notice shall include a copy of the Superior Proposal, a copy of the relevant proposed transaction agreements and a copy of any financing commitments relating thereto), (2) the Company has negotiated, and has caused its Agents to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement and any other agreements relating to the Transaction such that it would cause such Acquisition Transaction to no longer constitute a Superior Proposal, (3) following the end of such notice period, the Board shall have considered in good faith any proposed revisions to this Agreement and any other agreements relating to the transaction contemplated hereby proposed in writing by Parent in a manner that would form a binding contract if accepted by the Company, and shall have determined that the Acquisition Transaction would continue to constitute a Superior Proposal if such revisions were to be given effect and (4) in the event of any material change to the material terms of such Acquisition Transaction, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (1) above and the notice period shall have recommenced, except that the notice period shall be at least three (3) calendar days (rather than the four (4) calendar days contemplated by clause (i) above); and provided, further, that the Company has complied in all material respects with its obligations under this Section 4.02. Notwithstanding anything to the contrary contained in this Agreement and for the avoidance of doubt, any purported termination of this Agreement pursuant to this Section 4.02(f) shall be void and of no force and effect, unless the Company termination is in accordance with Section 7.01(d)(ii) and the Company pays Parent the applicable Termination Fee in accordance with Section 7.02 prior to or concurrently with such termination.

(g) Nothing contained in this Section 4.02 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, provided that any disclosures permitted under this Section 4.02(g) that does not contain either an express rejection of any applicable Takeover Proposal or an express reaffirmation of the Company Recommendation shall be deemed a Company Adverse Recommendation Change, or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company) in which the Company indicates that it has not changed the Company Recommendation.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01 Preparation of the Proxy Statement; Stockholders’ Meeting.

(a) As promptly as practicable following the date of this Agreement, but in no event later than thirty (30) calendar days after the date hereof, the Company and Parent shall prepare, and the Company shall file with the SEC, the Proxy Statement, and the Company shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC and its staff with respect thereto or the transactions contemplated by this Agreement (whether written or oral) and, to the extent permitted by applicable Law, to commence mailing of the Proxy Statement to the stockholders of the Company as promptly as practicable (but in no event prior to the clearance of the Proxy Statement by the SEC or later than five (5) Business Days following clearance of the Proxy Statement by the SEC) after responding to all such comments to the satisfaction of the SEC and its staff. The Company shall promptly notify Parent and its legal counsel upon the receipt of any such comments from the SEC or its staff (describing in reasonable detail any oral comments) or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, and shall provide Parent and its legal counsel with copies of all correspondence between the Company and its Agents, on the one hand, and the SEC and its staff, on the other hand. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto (whether written or oral), the Company (i) shall provide Parent and its legal counsel an opportunity to review and comment on such document or response, (ii) provide Parent and its counsel a reasonable opportunity to advise in connection with any discussions or meetings with the SEC, and (iii) shall include in such document or response all comments reasonably proposed by Parent that comply with applicable Law, including Rule 14a-9 promulgated under the Exchange Act; provided that Parent shall use commercially reasonable efforts to provide or cause to be provided its comments to the Company as promptly as reasonably practicable after such document or response is transmitted to Parent for its review.

(b) Parent and the Company shall each cooperate in the preparation of the Proxy Statement and any amendment or supplement thereto. Without limiting the generality of the foregoing, each of the Company, Parent and Merger Sub, as the case may be, shall promptly furnish to the other in writing the information relating to it required by the Exchange Act to be set forth in the Proxy Statement. The Company shall ensure that the Proxy Statement (i) will not on the date it is first mailed to stockholders of the Company and at the time of the Stockholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement. If, at any time prior to receipt of the Stockholder Approval, any event occurs with respect to the Company, any of its Subsidiaries, Parent or Merger Sub, or any change occurs with respect to other information to be included in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company or Parent, as the case may be, shall promptly notify the other party of such event and the Company shall promptly file, following compliance with Section 5.01(a), any necessary amendment or supplement to the Proxy Statement, and thereafter promptly prepare and disseminate amended or supplemented proxy materials (and, if required in connection therewith, re-solicit proxies).

(c) Unless this Agreement has been terminated pursuant to Section 7.01, the Company shall, as soon as practicable after the Proxy Statement has been cleared by the SEC and its staff for mailing to the stockholders of the Company, duly call, give notice of, convene and hold a meeting of the stockholders of the Company (including any adjournment or postponement thereof, the “Stockholders’ Meeting”) for the purpose of obtaining the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon at the Stockholders’ Meeting (the “Stockholder Approval”) to adopt this Agreement and approve the Merger; provided, however, for the avoidance of doubt, the Company may postpone or adjourn the Stockholders’ Meeting only (i) with the consent of Parent or (ii) for the absence of a quorum.

(d) Unless the Board shall have effected a Company Adverse Recommendation Change in accordance with Section 4.02(f), the Board shall make the Company Recommendation, include such Company Recommendation in the Proxy Statement and use its reasonable best efforts to obtain the Stockholder Approval, and the Company shall otherwise comply with all Laws applicable to the Stockholders’ Meeting. Without limiting the generality of the foregoing, unless this Agreement is terminated in accordance with Section 7.01(d)(ii), the Company shall establish a record date for, call, give notice of, convene and hold the Stockholders’ Meeting and the matters constituting the Stockholder Approval shall be submitted to the holders of Common Stock at the Stockholders’ Meeting whether or not (A) a Company Adverse Recommendation Change shall have occurred or (B) any Takeover Proposal or Superior Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its Agents. Unless this Agreement is terminated in accordance with Section 7.01, the Company agrees that it shall not submit to the vote of the stockholders of the Company any Takeover Proposal (whether or not a Superior Proposal) prior to the vote of the holders of Common Stock with respect to the Merger at the Stockholders’ Meeting. The notice of such Stockholders’ Meeting shall state that a resolution to approve and adopt this Agreement and the Merger will be considered at the Stockholder Meeting, and no other matters shall be considered or voted upon at the Stockholder Meeting without Parent’s prior written consent.

Section 5.02 Access to Information; Confidentiality.

(a) Subject to restrictions under applicable Law, the Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors, Debt Financing Sources and their respective Agents, reasonable access, during normal business hours and upon reasonable prior notice to the Company during the period prior to the Effective Time or the termination of this Agreement, to all of its and its Subsidiaries’ properties, books, Contracts, personnel and records and, during such period, the Company shall furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws, (ii) a copy of each correspondence or written communication with any United States Federal or state governmental agency, and (iii) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request; provided, however, that that the Company may restrict the foregoing access to such information or personnel to the extent that such disclosure would based on the advice of legal counsel result in a waiver of attorney-client privilege, the work product doctrine or any other applicable privilege applicable to such information.

(b) Except for disclosures expressly permitted by the terms of the confidentiality agreement, dated December 6, 2008 as amended by the letter agreement dated July 7, 2010, between the Company and Parent’s Affiliate (as amended from time to time, the “Confidentiality Agreement”), Parent shall hold, and shall cause Merger Sub and its and Merger Sub’s respective officers, employees, accountants, counsel, financial advisors and other Agents to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

(c) No investigation pursuant to this Section 5.02 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

Section 5.03 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using its respective reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable (including all fillings to be made by the Company, Parent and/or Merger Sub, as applicable, with respect to obtaining the Education and Childcare Approvals); (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; and (iii) the delivery of required notices to and the obtaining of all necessary consents, approvals or waivers from third parties under any Material Contract or Company Lease or otherwise to the extent related to the Merger; provided that none of the Company, Parent or Merger Sub shall be required to make any payment to any such third parties or concede anything of value to obtain such consents. The parties agree that obtaining the Education and Childcare Approvals shall be the responsibility of the Company and shall be a condition precedent to Parent’s obligation to effect the Closing. Parent shall cooperate with all reasonable requests from the Company for information in connection with obtaining such Education and Childcare Approvals and consistent with the general obligations in this Section 5.02, each of the Company, Parent and Merger Sub will use its reasonable best efforts to promptly obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, all obligations of the Company, Parent and Merger Sub to obtain the Financing or any other financing for the transactions contemplated hereby shall be governed exclusively by Section 5.09, and not this Section 5.03.

(b) In furtherance and not in limitation of the foregoing:

(i) Each of Parent and the Company shall (A) make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act or any other applicable Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within ten (10) business days after the date of this Agreement in the case of all filings required under the HSR Act and within ten (10) business days in the case of all other filings required by other Antitrust Laws, (B) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries from the Federal Trade Commission (“FTC”), the Antitrust Division of the Department of Justice (the “Antitrust Division”) or any other Governmental Entity in respect of such filings or such transactions, and (C) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Entity under any Antitrust Laws with respect to any such filing or any such transaction. Each such party shall furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Entity regarding any such filings or any such transaction. No party hereto shall independently participate in any substantive meeting or discussion, either in person or by telephone, with a Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analysis, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws.

(ii) Each of Parent and the Company shall use its respective reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”). Each of Parent and the Company shall use its respective reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

(c) Notwithstanding anything to the contrary herein, in connection with the receipt of any necessary governmental approvals or clearances (including under any Antitrust Law), nothing in this Agreement shall require Parent or Merger Sub, nor shall the Company or any of its Subsidiaries without the prior written consent of Parent agree or proffer to, divest, hold separate, or enter into any license or similar agreement with respect to, or agree to restrict the ownership or operation of, or agree to conduct or operate in a specified manner, any portion of the business or assets of Parent, any Affiliate of Parent, the Company or any of their respective Subsidiaries. Notwithstanding anything to the contrary herein, in no event shall Parent or any of its Subsidiaries be obligated to litigate or participate in the litigation of any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel (a “Proceeding”), whether judicial or administrative, brought by any Governmental Entity or appeal any order issued, granted or entered by any Governmental Entity (i) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement or seeking to obtain from Parent or any of its Subsidiaries any damages in connection therewith, or (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective Affiliates of all or any portion of the business, assets or any product of the Company or any of its Subsidiaries or Parent or any of

its Subsidiaries or Affiliates or to require any such Person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or enter into a consent decree or hold separate all or any portion of the business, assets or any product of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries or Affiliates, in each case as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company (i) shall give Parent the opportunity to participate in the defense of any Proceeding against the Company and/or its directors relating to the transactions contemplated by this Agreement, and (ii) will obtain the prior written consent of Parent prior to settling or satisfying any such Proceeding, unless the effects of any such settlement or satisfaction do not include any of the effects described in this Section 5.03(c).

Section 5.04 Indemnification; Advancement of Expenses; Exculpation and Insurance.

(a) From and after the Effective Time, Parent and the Surviving Corporation shall (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or any of its Subsidiaries (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (1) the fact that an Indemnitee was a director or officer of the Company or any of its Subsidiaries or (2) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or taken at the request of the Company or any of its Subsidiaries (including in connection with serving at the request of the Company or any of its Subsidiaries as a director, officer, employee, trustee or fiduciary of another Person (including any Company Benefit Plan), in each case under (1) or (2), at, or at any time prior to, the Effective Time (including any claim, suit, action, proceeding or investigation relating in whole or in part to the transactions contemplated by this Agreement), to the fullest extent permitted under applicable Law, and (ii) assume all obligations of the Company and its Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in (1) the articles of incorporation and bylaws of the Company and the organizational documents of its Subsidiaries as in effect on the date of this Agreement, and (2) any indemnification agreement between any such Indemnitee and the Company or any of its Subsidiaries as currently in effect, to the extent such agreement is set forth in Section 5.04 of the Company Disclosure Schedule, which agreements shall survive the Merger and the other transactions contemplated by this Agreement and continue in full force and effect in accordance with its terms. In addition, from and after the Effective Time, the Surviving Corporation shall pay any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.04 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.04) as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law. Notwithstanding anything to the contrary herein, all rights to indemnification and advancement of expenses existing in favor of, and all limitations on the personal liability of, each Indemnified Party provided for in this Section 5.04 or in the respective certificates of incorporation or bylaws (or other applicable organizational documents) of the Company and its Subsidiaries or otherwise in effect as of the date hereof (including through any indemnification agreement) shall not be modified, and shall survive the Merger and continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification, advancement of expenses and limitations on personal liability in respect of any claim, suit, action, proceeding or investigation asserted or made within such period shall continue until the final disposition of such claim, suit, action, proceeding or investigation.

(b) The Parent or the Surviving Corporation shall have the right, but not the obligation, to assume and control the defense of any threatened or actual claim, suit, action, proceeding or investigation relating to any acts or omissions covered under this Section 5.04 (each, a “Claim”) unless there is a conflict of interest between Parent and the Surviving Corporation, on the one hand, and the Indemnitee, on the other; provided, however, that neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any such Claim for which indemnification has been sought by an Indemnitee hereunder without the prior written consent of such Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement, compromise or consent includes an unconditional release of the Indemnitee from all liability arising out of such Claim; and provided further that the Company, the Surviving Corporation and Parent shall have no obligation hereunder to any Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification by such entities of such Indemnitee in the manner contemplated hereby is prohibited by applicable Law. Any Indemnitee wishing to claim indemnification under this Section 5.04, upon learning of any such threatened or actual Claim, shall promptly notify the Company and, after the Effective Time, the Surviving Corporation and Parent thereof; provided that the failure to so notify shall not affect the obligations of the Company, the Surviving Corporation and Parent except to the extent, if any, such failure to promptly notify materially prejudices such party. Each of Parent, the Surviving Corporation and the Indemnitee shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c) For the six (6) year period commencing immediately after the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy on terms and scope with respect to such coverage, and in amount, not less favorable to such individuals than those of such policy in effect on the date hereof (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage required above with respect to matters occurring prior to the Effective Time); provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premium paid as of the date hereof by the Company for such insurance (such 200% amount, the “Base Premium”); and provided further that, if the aggregate annual premiums for such insurance shall exceed the Base Premium, then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium equal to the Base Premium. Prior to the Effective Time Parent or the Company may purchase, for an aggregate amount that shall not exceed the Base Premium, a six-year prepaid “tail policy” on terms and conditions providing at least materially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the transactions contemplated hereby. If such prepaid “tail policy” has been obtained by Parent or the Company, it shall be deemed to satisfy all obligations of the Parent to obtain insurance pursuant to this Section 5.04. The Surviving Corporation shall not amend, modify, cancel or revoke such policy and each shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(d) The provisions of this Section 5.04 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.04 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.04 applies unless (A) such termination or modification is required by applicable Law, or (B) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.04 applies shall be third party beneficiaries of this Section 5.04).

(e) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.04.

Section 5.05 Fees and Expenses. All fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, Parent shall pay all of the filing fees and expenses for Parent’s pre-merger notification and report forms under the HSR Act; provided, further, that the Company shall pay all of the fees and expenses in connection with preparation of the Company’s pre-merger notification and report forms under the HSR Act, if any.

Section 5.06 Public Announcements. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (a) a party may, without the prior written consent of the other party, issue such press release or make such public statement as may be required by Law or the applicable rules of any stock exchange or quotation system if the party issuing such press release or making such public statement has used its reasonable best efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner, and (b) the Company may, without the prior written consent of Parent, and in compliance with any applicable notification provisions in Section 4.02, issue such press release or make such public statement release or announcement with respect to a Company Adverse Recommendation Change effected in accordance with Section 4.02(f). The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 5.07 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Merger and the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or, in the case of the Company, a Company Subsidiary, and, in the case of Parent and Merger Sub, any of their respective Subsidiaries, which relate to this Agreement, the Merger and the other transactions contemplated hereby, and (c) any inaccuracy or breach of any representation or warranty or breach of covenant or agreement contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 6.01 or Section 6.02 not to be satisfied.

Section 5.08 Employee Matters.

(a) For a period of not less than six (6) months following the Effective Time, the employees of the Company who remain in the employment of the Surviving Corporation and its Subsidiaries at the Effective Time (the “Continuing Employees”) shall receive employee benefits that are substantially comparable in the aggregate to the employee benefits provided to the employees of the Company immediately prior to the Effective Time (but excluding stock-based compensation and severance/retention-related compensation or benefits).

(b) Parent shall cause the Surviving Corporation to recognize the service of each Continuing Employee as if such service had been performed with Parent for purposes of vesting, eligibility and benefit accruals in any benefit plan, program or policy covering that Continuing Employee following the Effective Time, but not for the purposes of benefit accruals that would result in duplication of benefits.

(c) Nothing contained herein shall be construed as requiring Parent or the Surviving Corporation to continue any specific plans or to continue the employment of any specific person; provided, however, that Surviving Corporation will, and Parent shall cause Surviving Corporation to, comply with terms and conditions of all employment, severance and other compensatory agreements or arrangements with any directors or employees of the

Company that are in effect as of the date hereof, all of which are listed in Section 5.08(c) of the Company Disclosure Schedule.

(d) With respect to any welfare plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans of the Company and its Subsidiaries prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(e) Nothing in this Section 5.08 will create any third-party beneficiary right for the benefit of any Person other than the parties to this Agreement, or any right to employment or continued employment or to a particular term or condition of employment with Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates. Nothing in this Section 5.08 or any other provision of this Agreement (i) will be construed to establish, amend, or modify any benefit or compensation plan, program, agreement or arrangement, or (ii) will limit the ability of Parent or any of its Affiliates (including, following the Closing, the Surviving Corporation or any of the Company Subsidiaries) to amend, modify or terminate any benefit or compensation plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

Section 5.09 Financing.

(a) Subject to the terms and conditions of this Agreement and the Company’s compliance with its obligations contained in this Agreement, Parent will use its reasonable best efforts to (i) maintain in effect the Commitment Letters and any Fee Letter and not to permit any amendment or modification to be made to, or any waiver of any material provisions under, the Commitment Letters or any Fee Letter, if such amendment, modification or waiver (A) reduces the aggregate amount of the Financing, (B) imposes additional conditions precedent to the initial availability of the Debt Financing or amends or modifies any of the existing conditions to the provision of the Debt Financing in a manner that would reasonably be expected to delay, prevent or render materially less likely to occur the Debt Financing, or any portion thereof, on the Closing Date, or (C) adversely impacts the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against other parties to the Commitment Letters or the definitive agreements with respect thereto; (ii) negotiate definitive agreements with respect to the Debt Financing on the terms and conditions contemplated by the Debt Commitment Letter, or, to the extent the Debt Financing contemplated by the Debt Commitment Letter is not available to Parent, on other terms not materially less favorable, in the aggregate, to Parent; (iii) satisfy on a timely basis all conditions set forth in such Debt Commitment Letter applicable to Parent and Merger Sub that are within their control; (iv) subject to the satisfaction of the condition contained in Section 6.02(d) and subject to Section 5.09(e), fully enforce its rights under the Commitment Letters; and (v) comply in all material respects with its covenants and other obligations under the Commitment Letters.

(b) Subject to the terms and conditions of this Agreement and the Company’s compliance with its obligations contained in this Agreement and subject to the satisfaction of the condition contained in Section 6.02(d), if any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent will use its reasonable best efforts to arrange to obtain alternative debt financing from alternative sources (such sources, together with the lenders set forth in the Debt Commitment Letter, the “Debt Financing Sources”) in an amount, when taken together with the amount of the Financing that is then available, sufficient to consummate the Transaction on terms not materially less favorable, in the aggregate, to Parent as promptly as practicable following the occurrence of such event (such alternative debt financing, the “Alternative Debt Financing”). Parent will give the Company prompt notice of any material breach by any party to the Financing Letters, of which Parent becomes aware, or any termination of the Debt Commitment Letter.

(c) Prior to the Effective Time, the Company shall (and the Company shall cause each of its Subsidiaries to) provide, and shall use its commercially reasonable efforts to cause its Agents (and its Subsidiaries’ Agents), including legal and accounting Agents, to provide, in each case, at Parent’s sole expense, all cooperation reasonably requested by Parent or Merger Sub and that is necessary in connection with arranging and obtaining the Financing or any permitted replacement, amended, modified or Alternative Debt Financing (collectively with the Financing, the “Available Financing”), including without limitation (i) assisting Parent with the preparation of information memoranda and packages, lender presentations and similar documents and materials, in connection with the Available Financing, (ii) participating in a reasonable number of meetings, presentations and due diligence sessions (including bring down diligence sessions) in connection with the Available Financing, including direct contact between senior management and Agents of the Company and its Subsidiaries, Parent and the Debt Financing Sources in the Available Financing, (iii) (A) within twenty-five (25) days after the end of each fiscal month that ends after the date hereof, deliver to Parent consolidated unaudited monthly financial statements (balance sheet, income statement and statement of cash flows), and (B) as soon as reasonably practical after Parent’s request therefor but in no event later than thirty (30) days from the date of such request, (x) provide to Parent true and complete copies of consolidated financial statements of the Company and its Subsidiaries, as reasonably requested by Parent (collectively, the financial statements referred to in clause (A) and (B) above, the “Required Financial Information”), and (y) use commercially reasonable efforts to cause the Company’s independent auditors to provide consent to the use of any audited financial statements contained in the Required Financial Information in the offering documents (iv) assisting in the preparation of, and executing and delivering, definitive financing documents, including collateral documents, hedging agreements and other certificates and documents as may be requested by Parent or Merger Sub (including a certificate of the chief financial officer of the Company and its Subsidiaries with respect to solvency matters), (v) facilitating the pledging of collateral for the Available Financing, including taking commercially reasonable actions necessary to permit the Debt Financing Sources in the Available Financing to evaluate the Company’s and its Subsidiaries’ real property and current assets, cash management and accounting systems, policies and procedures for the purpose of establishing collateral arrangements and establishing, as of the Effective Time, bank and other accounts and blocked account agreements and lockbox arrangements in connection with the Available Financing, (vi) using commercially reasonable efforts to obtain such consents, waivers, estoppels, approvals, authorizations and instruments which may be reasonably requested by Parent or Merger Sub in connection with the Available Financing and collateral arrangements, including customary payoff letters, lien releases, instruments of termination or discharge, legal opinions, appraisals, engineering reports, surveys, title insurance, landlord consents, waivers and access agreements and (vii) facilitating the consummation of the Available Financing, including cooperating with Parent and Merger Sub to satisfy the conditions precedent to the Available Financing to the extent within the control of the Company and Company Subsidiaries, and taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent or Merger Sub to permit the consummation of the Available Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately upon the Effective Time; provided, however, that notwithstanding the foregoing, no obligations of the Company, its Subsidiaries or their Agents under any such agreement, certificate, document or instrument shall be effective until the Effective Time; provided, further, that neither the Company nor any of its Subsidiaries shall be required to pay any commitment fee or other fee or payment to obtain consent or to incur any liability with respect to the Debt Financing prior to the Effective Time. Notwithstanding anything to the contrary in this Agreement, the Required Financial Information required to be delivered pursuant to this Section 5.09(c) shall be prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the absence of footnotes and normal, recurring year-end adjustments).

(d) Parent and Merger Sub will take (or cause to be taken) all actions, and do (or cause to be done) all things necessary or advisable to obtain the Equity Financing contemplated by the Equity Commitment Letter and to fully enforce the Equity Commitment Letter.

(e) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.09 shall require, and in no event shall the efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to (i) bring any enforcement action against any source of the Financing to enforce its respective rights under the Financing Letters or any Fee Letter, except that Parent shall seek enforcement of the Equity Commitment Letter solely if the Company seeks and is granted a decree of specific performance to consummate the Merger after all conditions to the granting therefor set forth in Section 8.12 of this Agreement have been satisfied, including, without limitation, that the Debt Financing Sources have indicated in writing that they are prepared to fund the Debt Financing if and when the Equity Provider funds the Equity Financing, (ii) seek the Equity Financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter or (iii) pay any fees in excess of those contemplated by the Financing Letters (whether to secure waiver of any conditions contained therein or otherwise).

Section 5.10 State Takeover Laws. If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover applicable Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger, the Voting Agreements or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Sub, and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover applicable Law inapplicable to the foregoing.

Section 5.11 Director Resignations. Prior to the Closing, other than with respect to any directors identified by Parent in writing to the Company two (2) days prior to the Closing Date, the Company shall use its reasonable best efforts to deliver to Parent resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

Section 5.12 Section 16 Matters. Prior to the Effective Time, the Company may approve, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and in accordance with the Interpretative Letter dated January 12, 1999 issued by the SEC relating to Rule 16b-3, any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained.

(b) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and any other applicable Antitrust Laws shall have been terminated or shall have expired, and any required approvals thereunder shall have been obtained.

(c) No Injunctions or Restraints. No Law, injunction, judgment, order, decree or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Entity (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

Section 6.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by law) waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company (i) set forth in Sections 3.01(a)(i), 3.01(b) (other than 3.01(b)(viii)), 3.01(c)(i), 3.01(r) and 3.01(s) shall be true and correct (determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty) in all material respects at and as of the Closing Date (except to the extent any such representation or warranty is made as of a time other than the Closing Date, in which case such representation or warranty shall be true and correct at and as of such time), and (ii) set forth in this Agreement other than those Sections specifically identified in clause (i) of this Section

6.02(a) shall be true and correct (determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty) at and as of the Closing Date (except to the extent any such representation or warranty is made as of a time other than the Closing Date, in which case such representation or warranty shall be true and correct at and as of such time), except, in the case of clause (ii) of this Section 6.02(a), for such inaccuracies as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect. Solely for the purposes of clause (i) above, if one or more inaccuracies in the representations and warranties set forth in Section 3.01(b) or Section 3.01(r) would cause the aggregate amount required to be paid by Parent or Merger Sub to effectuate the Merger, refinance the Company’s Indebtedness, indirectly acquire all of the outstanding equity interests in the Company Subsidiaries, consummate the transactions contemplated hereby (including without limitation the Merger) to be consummated on the Closing Date and pay all fees and expenses in connection therewith, whether pursuant to ARTICLE II or otherwise, to increase by $200,000 or more, such inaccuracy or inaccuracies will be considered material for purposes of clause (i) of this Section 6.02(a).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement there shall not have been any effect, change, event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect.

(d) Minimum Debt Financing. The minimum amount of Debt Financing available on the Closing Date shall be at least $67,500,000.

(e) Education and Childcare Approvals. The Company shall deliver to Parent on or prior to the Closing Date evidence of the Education and Childcare Approvals, all of which shall have been obtained.

(f) Consents. The Company shall obtain and deliver to Parent on or prior to the Closing Date copies of all consents and agreements listed on Section 6.02(f) of the Company Disclosure Schedule and no such consents shall have been withdrawn or suspended.

(g) Option Amendments. The Company shall obtain and deliver to Parent on or prior to the Closing Date, a copy of an Option Amendment with respect to each Eligible Option, in each case, executed by the Company and the holder of such Eligible Option.

(h) FIRPTA. The Company shall deliver to Parent on or prior to the Closing Date a certificate in accordance with Treasury Regulations Section 1.1445-2(c)(3), in form and substance satisfactory to Parent, duly executed and acknowledged, certifying that the Company is not, and has not in the past five years been, a “United States real property holding corporation” (within the meaning of Section 897(c)(2) of the Code).

Section 6.03 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty) at and as of the Closing Date, as if made at and as of such time (except to the extent a representation or warranty is made as of a time other than the Closing Date, in which case such representation or warranty shall be true and correct at and as of such time), except for such inaccuracies as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

Section 6.04 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.01, Section 6.02, or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03 and Section 5.09.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01 Termination. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:

(a) by the mutual written consent of Parent and the Company following approval by the Board;

(b) by either Parent or the Company, if:

(i) the Merger shall not have been consummated on or before November 17, 2011 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose willful and material breach of a representation, warranty or covenant in this Agreement has been a principal cause of or resulted in the failure of the Merger to be consummated on or before the End Date;

(ii) any Restraint having any of the effects set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; or

(iii) the Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any permitted adjournment or postponement thereof.

(c) by Parent, if:

(i) the Company shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.01 or Section 6.02 and (B) is incapable of being cured, or is not cured, by the Company within 30 calendar days following receipt of written notice of such breach or failure to perform from Parent; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent or Merger Sub is then in breach of any representation, warranty, covenant or agreement hereunder that would result in the closing conditions set forth in Section 6.01 or Section 6.03 not being satisfied; or

(ii) (A) the Board shall have failed to include the Company Recommendation in the Proxy Statement or shall have effected a Company Adverse Recommendation Change; (B) the Board shall have failed to publicly reaffirm its recommendation of this Agreement in the absence of a publicly announced Takeover Proposal within five (5) business days after Parent so requests in writing; (C) the Company shall have entered into, or publicly announced its intention to enter into, an Acquisition Agreement in respect of a Takeover Proposal; (D) the Company shall have breached in any material respect the provisions of Section 4.02, and such violation or breach has resulted in the receipt by the Company of a Takeover Proposal; or (E) the Board shall have resolved to do any of the foregoing.

(d) by the Company, if:

(i) Parent or Merger Sub shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.01 or Section 6.03, and (B) is incapable of being cured, or is not cured, by Parent and Merger Sub within 30 calendar days following receipt of written notice of such breach or failure to perform from the Company; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in breach of any representation, warranty, covenant or agreement hereunder that would result in the closing conditions set forth in Section 6.01 or Section 6.02 not being satisfied; or

(ii) prior to receipt of the Stockholder Approval, the Board authorizes the Company, in compliance with the terms of this Agreement, including Section 4.02(f), to enter into a binding definitive agreement in respect of a Superior Proposal; provided, however, that the Company shall have paid any amounts due pursuant to Section 7.02(b) in accordance with the terms, and at the times, specified in Section 7.02; and provided further that in the event of such termination, the Company concurrently with such termination enters into such binding definitive agreement.

(iii) (A) the conditions set forth in Section 6.01 and Section 6.02 (other than (x) the condition set forth in Section 6.02(d) and (y) those conditions that by their nature are to be satisfied by actions taken at the Closing provided that each such condition described in this clause (y) is then capable of being satisfied at a Closing on such date) have been satisfied and remain satisfied, (B) all of the conditions set forth in Section 6.03 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which is then capable of being satisfied at a Closing on such date, and other than by virtue of Parent and Merger Sub failing to effect the Closing) or the Company has confirmed by notice to Parent that it is willing to waive any unsatisfied conditions in Section 6.03 and that the Company stands, and will stand, ready, willing and able to consummate the Merger and has irrevocably confirmed the same in writing to Parent (C) Parent and Merger Sub fail to consummate the Merger within three (3) business days after the delivery of such notice due to the failure of all, or any portion of, the Debt Financing (or, if applicable, the Alternative Debt Financing) to be funded at Closing for any reason and the Company stood ready, willing and able to consummate the Transaction (including the Merger) through the end of such three (3) business day period; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(iii) if the Company is then in breach of any representation, warranty, covenant or agreement hereunder that would result in the closing condition set forth in Section 6.02(d) not being satisfied. Notwithstanding anything herein to the contrary, any purported termination by the Company of this Agreement pursuant to Section 7.01(d)(i) shall be deemed to be a termination under Section 7.01(d)(iii) for all purposes under this Agreement (including, without limitation, for purposes of Sections 7.02 and 7.03 below) if the Company was entitled to terminate this Agreement under Section 7.01(d)(iii) at the time of such termination.

Section 7.02 Termination Fee.

(a) In the event that (i) after the date hereof and prior to the obtaining of the Stockholder Approval (or prior to the termination of this Agreement if there has been no Stockholders’ Meeting), a Takeover Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally, and (ii) thereafter this Agreement is terminated by Parent or the Company pursuant to Section 7.01(b)(i) or Section 7.01(b)(iii) or by Parent pursuant to Section 7.01(c)(i), and (iii) within twelve (12) months after such termination, the Company consummates a transaction that constitutes a Takeover Proposal or enters into an Acquisition Agreement with respect to any Takeover Proposal (provided that for such purposes references to “15%” in the definition of Takeover Proposal shall be deemed to be references to “50%”), then the Company shall pay Parent a fee equal to $5,000,000 (the “Termination Fee”) by wire transfer of same-day funds on the first business day following the consummation of such transaction.

(b) In the event that this Agreement is terminated by Parent pursuant to Section 7.01(c)(ii), then the Company shall pay Parent a fee equal to the Termination Fee by wire transfer of same-day funds on the first business day following such termination.

(c) In the event that this Agreement is terminated by the Company pursuant to Section 7.01(d)(ii), then the Company shall pay Parent the Termination Fee by wire transfer of same-day funds concurrently with and as a condition to effecting such termination.

(d) The parties acknowledge and agree that the provisions for payment of the Termination Fee are an integral part of the transactions contemplated by this Agreement and are included herein in order to induce Parent to enter into this Agreement and to reimburse Parent for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement. If the Company fails to pay the Termination Fee and Parent or Merger Sub commences a suit which results in a final, non-appealable judgment against the Company for the Termination Fee, or any portion thereof, then the Company shall pay Parent and Merger Sub their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Termination Fee at the prime rate of PNC Bank in effect on the date such payment was required to be made through the date of payment; provided that if the court in such suit determines in a final, non-appealable judgment that Parent or Merger Sub is not entitled to the Termination Fee, or any portion thereof, then Parent shall pay the Company its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit.

(e) The parties acknowledge that in no event shall the Company be required to pay the applicable Termination Fee on more than one (1) occasion.

(f) In the event that this Agreement is terminated pursuant to Section 7.01(d)(iii), then Parent shall pay the Company a fee equal to $5,000,000 (the “Parent Termination Fee”) by wire transfer of same-day funds on the first business day following such termination.

(g) The parties acknowledge and agree that the provisions for payment of the Parent Termination Fee are an integral part of the transactions contemplated by this Agreement and are included herein in order to induce the Company to enter into this Agreement and to reimburse the Company for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement. If Parent fails to pay the Parent Termination Fee and the Company commences a suit which results in a final, non-appealable judgment against Parent for the Parent Termination Fee or any portion thereof, then Parent shall pay the Company its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Parent Termination Fee at the prime rate of PNC Bank in effect on the date such payment was required to be made through the date of payment; provided that if the court in such suit determines in a final, non-appealable judgment that the Company is not entitled to the Parent Termination Fee or any portion thereof, then the Company shall pay the Parent and Merger Sub its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit.

(h) The parties acknowledge that in no event shall Parent be required to pay the applicable Parent Termination Fee on more than one (1) occasion.

Section 7.03 Effect of Termination.

(a) In the event of the termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company and their respective directors, officers, employees, partners, members or stockholders; provided, however, that (i) the agreements contained in Section 5.02(b), Section 5.05, Section 7.02, Section 7.03 and ARTICLE VIII shall survive the termination of this Agreement, and (ii) none of Parent, Merger Sub or the Company shall be relieved from liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and that nothing in this Agreement shall prohibit either party from seeking to prove that such damages include the benefit of the bargain lost by such party or such party’s stockholders) arising out of the willful and material breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement, subject to Sections 7.03(b) and 8.12(c); provided, further, that the failure of Parent and Merger Sub to consummate the Merger after all conditions in Section 6.01 and Section 6.02 have been satisfied or, to the extent permitted, waived (other than those conditions that by their terms are to be satisfied upon Closing), shall be deemed a willful and material breach by Parent and Merger Sub of this Agreement.

(b) The parties agree that (i) the payment of the Termination Fee shall be the sole and exclusive remedy available to Parent and Merger Sub with respect to this Agreement and the Transaction in the event any payment of the Termination Fee becomes due and payable under the terms of this Agreement, and, upon payment of the Termination Fee the Company shall have no further liability to Parent and Merger Sub hereunder, and (ii) the payment of the Parent Termination Fee shall be the sole and exclusive remedy available to the Company with respect to this Agreement and the Transaction in the event any payment of the Parent Termination Fee becomes due and payable under the terms of this Agreement, and, upon payment of the Parent Termination Fee, neither Parent nor Merger Sub shall have any further liability to the Company. The parties agree that the payment of the Termination Fee in the circumstances in which the Termination Fee becomes payable, constitutes liquidated damages and is not a penalty, but rather a reasonable amount that will compensate the Parent and Merger Sub for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby. The parties further agree that the payment of the Parent Termination Fee, in the circumstances in which the Parent Termination Fee becomes payable, constitutes liquidated damages and is not a penalty, but rather a reasonable amount that will compensate the Company for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby. The parties agree that for the purpose of this Agreement the Parent Termination fee shall not be due and payable under the terms of this Agreement until the Company terminates this Agreement pursuant to Section 7.01(b)(iii).

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by facsimile (providing confirmation of transmission) or sent by prepaid overnight courier (providing proof of delivery) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:

Academic Acquisition Corp.

c/o Leeds Equity Partners

350 Park Avenue, 23rd Floor

New York, NY 10022

Telecopy No.: (212) 835-2020

Attention: Mr. Carter Harned

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

Telecopy No.: (617) 523-1231

Attention: James M. Curley, Esq.

       James A. Matarese, Esq.

if to the Company, to:

Nobel Learning Communities, Inc.

1615 West Chester Pike

Suite 200

West Chester, PA 19382

Telecopy No.: (484) 947-2005

Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Pepper Hamilton LLP

3000 Two Logan Square

Philadelphia, PA 19103

Telecopy No.: (215) 689-4803

Attention: Barry M. Abelson, Esq.

       Brian M. Katz, Esq.

Section 8.03 Definitions. For purposes of this Agreement:

(a) “Affiliate” means, as to any Person (i) any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise and (ii) with respect to any natural Person, any member of the immediate family of such natural Person;

(b) “Company Lease” shall mean any lease, sublease, sub-sublease, license and other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property;

(c) “Company Subsidiary” means a Subsidiary of the Company, a list of which such Company Subsidiaries is set forth in Section 8.03(c) of the Company Disclosure Schedule;

(d) “Dissenting Shares” means shares of Common Stock or Series D Preferred Stock owned of record by any stockholder who has demanded appraisal of such Common Stock or Series D Preferred Stock shares in accordance with and as contemplated by Section 262 and, as of the Effective Time, has neither effectively waived, withdrawn or lost such right to appraisal nor failed to perfect such right to appraisal;

(e) “Educational Law” means any Law or accrediting body standards relating to the ownership, operation or other delivery of pre-school, primary, elementary and/or secondary school, child care center, camps and after school programs or other education activities and operations;

(f) “Educational Permit” means any Permit relating to the ownership, operation or other delivery of pre-school, primary, elementary and/or secondary school, child care center, camp and after school programs or other education activities and operations issued or required to be issued by any Education and Childcare Authority or other Governmental Entity, excluding permits, approvals, licenses, educational or training certificates, or background clearances required for individuals (“Individual Permits”);

(g) “Fee Letter” means any fee letter entered into by and among the Parent and/or Merger Sub with any of the financial institutions that are parties to the Debt Commitment Letter, in each case in connection with the Debt Commitment Letter;

(h) “Hazardous Materials” means any “hazardous waste” as defined in either the Resource Conservation and Recovery Act or regulations adopted pursuant to said act, any “hazardous substances” or “pollutant” or “contaminant” as defined in the Comprehensive Environmental Response, Compensation and Liability Act or regulations adopted pursuant to said act and, to the extent not included in the foregoing, any petroleum or fractions thereof, petroleum products, asbestos, asbestos-containing materials, polychlorinated biphenyls, or toxic mold, mildew or fungi;

(i) “Knowledge of the Company” or the “Company’s Knowledge” means, with respect to any matter in question, the actual knowledge of George Bernstein, Tom Frank, Patricia Miller, Susan Race, Lee Bohs or Margret Hagar;

(j) “Knowledge of the Parent” or the “Parent’s Knowledge” means, with respect to any matter in question, the actual knowledge of Carter Harned, Christopher Mairs or Scott VanHoy after due inquiry;

(k) “Laws” means all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity;

(l) “Leased Real Property” means all interests in real property pursuant to the Company Leases;

(m) “Material Adverse Change” or “Material Adverse Effect” means, any condition, circumstance, change, event or occurrence, that, individually or in the aggregate, (i) has had or would reasonably be expected to have, a material adverse effect on the assets, business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, or (ii) would reasonably be expected to prevent, materially delay or materially impair the Company’s ability to consummate the Merger, other than conditions, circumstances, changes, events, occurrences or effects (A) generally affecting (I) the industry in which the Company and its Subsidiaries operate, provided that such changes, events, occurrences or effects do not affect the Company and its Subsidiaries, in a materially disproportionate manner as compared to other participants in such industry (the “Industry”), or (II) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, provided that such changes, events, occurrences or effects do not affect the Company and its Subsidiaries in a materially disproportionate manner as compared to other participants in the Industry, or (B) arising out of, resulting from or attributable to (I) changes in Law or in generally accepted accounting principles or in accounting standards, or changes in general legal, regulatory or political conditions, provided that such changes, events, occurrences or effects do not affect the Company and its Subsidiaries in a materially disproportionate manner as compared to other participants in the Industry, (II) solely with respect to Section 6.02(c), the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated herein, including the impact thereof on relationships, contractual or otherwise, with vendors, students, parents or guardians of students, partners or employees, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the transactions contemplated herein brought by a holder or holders of Common Stock and/or Series D Preferred Stock, (III) acts of war, sabotage, hostilities or terrorism, or any escalation or worsening of any such acts of war, sabotage, hostilities or terrorism threatened or underway as of the date of this Agreement that do not disproportionately affect the Company and its Subsidiaries in a materially disproportionate manner as compared to other participants in the Industry, (IV) earthquakes, hurricanes, tornados or other natural disasters that do not disproportionately affect the Company and its Subsidiaries in a materially disproportionate manner as compared to other participants in the Industry, (V) any action taken, or omissions, by the Company or any Company Subsidiary that is specifically required by this Agreement or with Parent’s written consent or at Parent’s written request, (VI) any decline in the market price, or change in trading volume, of the capital stock of the Company (it being understood that the facts or occurrences giving rise or contributing to such decline or change that are not otherwise excluded from the definition of a “Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been, is, or would be a Material Adverse Effect on the Company) or (VII) any failure to meet any internal or public projections, forecasts or estimates of revenue or earnings in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been, is, or would be a Material Adverse Effect on the Company);

(n) “Parent Material Adverse Effect” means any condition, circumstance, change, event or occurrence that, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the Parent’s or Merger Sub’s ability to consummate the Merger;

(o) “Permits” means all approvals, accreditations, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Entities;

(p) “Permitted Liens” means (i) Liens specifically identified on the Balance Sheet or in the notes thereto; (ii) Liens for taxes, assessments or other governmental charges and levies not yet due and payable or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are reflected on Balance Sheet in accordance with GAAP; (iii) immaterial Liens that, individually or in the aggregate with all other Permitted Liens, do not and will not materially interfere with the use or value of the properties or assets of the Company and its Subsidiaries taken as a whole as currently used; (iv) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, and other similar Liens imposed by applicable law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith; and (v) Liens relating to deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, and other types of social security;

(q) “Person” means any natural person, individual, firm, corporation, company, partnership, limited liability company, joint venture, association, business trust, trust, unincorporated organization, Governmental Entity or other entity;

(r) “Rights Agreement” means that rights agreement, dated as of July 20, 2008, between the Company and its Rights Agent (as such term is defined in the Rights Agreement); and

(s) “Subsidiary” means, with respect to any Person, any other Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

Section 8.04 Interpretation. When a reference is made in this Agreement to an Article, a Section or Exhibit, such reference shall be to an Article of, a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract or statute defined or referred to herein or in any Contract that is referred to herein means such Contract or statute as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Each party and its counsel have reviewed the terms and provisions of this Agreement and have contributed to its drafting. The rules of construction providing that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. The terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

Section 8.05 Amendments. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that after the approval of this Agreement by the stockholders of the Company, no amendment may be made which under applicable Law requires the approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.06 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto by the other parties, and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties granting the waiver or extension. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, may be construed as a waiver of any other breach or default, or as a waiver of any future breaches of, defaults under or rights to exercise such provisions, rights or privileges hereunder.

Section 8.07 Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

Section 8.08 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed and delivered (by facsimile or other electronic means) by the other party hereto.

Section 8.09 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Company Disclosure Schedule and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties and their Affiliates with respect to the subject matter of this Agreement, the Company Disclosure Schedule and the Confidentiality Agreement and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and (b) except for the provisions of ARTICLE II and Section 5.04, are not intended to and do not confer upon any Person other than the parties hereto any legal or equitable rights or remedies hereunder.

Section 8.10 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 8.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, except that Parent or Merger Sub, upon prior written notice to the Company, may assign, in its sole discretion, any or all its rights, interests and obligations under this Agreement to their Affiliates and/or may collaterally assign any or all of its rights hereunder to any of the Company’s financing sources for the purpose of securing such financing, but no such assignment shall relieve Parent or Merger Sub, as applicable, of any of its obligations hereunder. The Company acknowledges and agrees that as of or after the Effective Time, with no further notice or consent hereunder, each of Parent and Merger Sub may collaterally assign all of their rights, interests and obligations under this Agreement to the lenders providing the Debt Financing. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 8.12 Specific Enforcement; Consent to Jurisdiction.

(a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that prior to the valid termination of this Agreement in accordance with Section 7.01 (i) the parties shall be entitled to seek (in a court of competent jurisdiction as set forth in Section 8.12(d)) an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (other than Parent’s and/or Merger Sub’s obligations to effect the Closing), without bond or other security being required, this being in addition to any remedy to which they are entitled pursuant to Section 7.02 and/or Section 7.03, but subject in all cases to Section 8.12(b), (c) and (d) below and (ii) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent nor Merger Sub would have entered into this Agreement. It is explicitly further agreed that the Company shall be entitled to seek an injunction, specific performance or other equitable remedy to specifically enforce the Parent’s and Merger Sub’s obligations to effect the Closing on the terms and conditions set forth herein (as opposed to an injunction, specific performance or other equitable remedy to force Parent and Merger Sub to comply with their other obligations set forth herein (other than Parent’s and/or Merger Sub’s obligations to effect the Closing), which shall be governed by the preceding sentence) only in the event that (A) all conditions in Section 6.01 and Section 6.02 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which is then capable of being satisfied at a Closing on such date) at the time when the Closing would have occurred but for the failure of the Parent to comply with its obligations to effect the Closing pursuant to the terms of this Agreement, (B) the Debt Financing (or, if applicable, the Alternative Debt Financing) has been funded or will be funded at the Closing if the Parent complies with its obligations to effect the Closing pursuant to the terms of this Agreement, and (C) the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing (or, if applicable, the Alternative Debt Financing) are funded, then the Closing will occur.

(b) Each of the Company, Parent and Merger Sub acknowledges and agrees that the payment of the Termination Fee or Parent Termination Fee, as provided in Sections 7.02 and 7.03(b), constitutes the sole and exclusive remedy under this Agreement and with respect to the transactions contemplated by this Agreement for the party to whom payment thereof has become due and payable. Each of the Company, Parent and Merger Sub acknowledges and agrees that in all other circumstances, the parties’ only remedies under this Agreement and with respect to the transactions contemplated by this Agreement shall be (i) prior to a valid termination of this Agreement in accordance with Section 7.01, the equitable remedies to the extent provided in Section 8.12(a), and (ii) following a valid termination of this Agreement in accordance with Section 7.01, the right to seek monetary damages for a willful and material breach of this Agreement to the extent provided in Section 7.03(a) and subject to the limitations provided in Section 8.12(c); provided, however, that in no event shall any party be entitled to receive both of the remedies set forth in the foregoing clauses (i) and (ii) (but such party may seek the remedies set forth in the foregoing clauses (i) and (ii) until one of them is awarded).

(c) Notwithstanding anything in this Agreement to the contrary, the maximum aggregate liability of Parent and Merger Sub for damages or otherwise in connection with this Agreement, the Equity Commitment Letter and the transactions contemplated hereby and thereby shall be limited to $78,539,304 (the “Parent Liability Cap”). In no event shall the Company seek or permit to be sought on behalf of the Company any damages or any other recovery, judgment or damages of any kind, including consequential, indirect, or punitive damages, from any officer, director, agent or employee of Parent or Merger Sub, any direct or indirect holder of any equity interests or securities of Parent or Merger Sub or any direct or indirect director, officer, employee, partner, Affiliate, member, controlling Person or representative of any of the foregoing, in connection with this Agreement or the transactions contemplated hereby. The Company acknowledges and agrees that its has no right of recovery against, and no personal liability shall attach to, in each case with respect to damages, any Person (other than Parent and Merger Sub to the extent provided in this Agreement or the Equity Provider to the extent provided in the Equity Commitment Letter), whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of the Company against Parent or any Affiliate thereof, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise. The Company acknowledges that both Parent and Merger Sub are newly-formed companies and do not have any material assets except in connection with this Agreement or as provided by the Equity Commitment Letter. The provisions of this Section 8.12 are intended to be for the benefit of, and shall be enforceable by, the Company, Parent, Merger Sub and the other parties expressly referred to above.

(d) Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the U.S. District Court for the District of Delaware or of any state court located in the State of Delaware situated in New Castle county, in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the U.S. District Court for the District of Delaware or a state court located in the State of Delaware situated in New Castle county.

Section 8.13 Waiver of Jury Trial. Each party hereto hereby unconditionally and irrevocably waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.13.

Section 8.14 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

ACADEMIC ACQUISITION CORP.

By:	/s/ Carter Harned
	Name:	Carter Harned
	Title:	EVP, Treasurer and Secretary

ACADEMIC MERGER SUB, INC.

By:	/s/ Carter Harned
	Name:	Carter Harned
	Title:	EVP, Treasurer and Secretary

NOBEL LEARNING COMMUNITIES, INC.

By:	/s/ George Bernstein
	Name:	George Bernstein
	Title:	President and CEO

[Signature Page to Merger Agreement]

ANNEX I

Officers of Surviving Corporation

President and Chief Executive Officer	Robert A. Bernstein
Executive Vice President	Carter W. Harned
Treasurer	Carter W. Harned
Secretary	Carter W. Harned

ANNEX II

Index of Defined Terms

Term	Section

2000 Stock Option Plan	Section 3.01(b)(i)(D)
2010 Stock Option Plan	Section 3.01(b)(i)(D)
Acceptable Confidentiality Agreement	Section 4.02(c)
Acquisition Agreement	Section 4.02(b)
Acquisition Transaction	Section 4.02(e)(iii)
Affiliate	Section 8.03(a)
Agents	Section 4.02(a)
Agreement	Preamble
Alternative Debt Financing	Section 5.09(a)
Antitrust Division	Section 5.03(b)(i)
Antitrust Laws	Section 5.03(b)(ii)
Assets	Section 3.01(o)(i)
Balance Sheet	Section 3.01(f)(iii)
Balance Sheet Date	Section 3.01(f)(iii)
Bankruptcy and Equity Exception	Section 3.01(c)(i)
Base Premium	Section 5.04(c)
Board	Preamble
Book-Entry Shares	Section 2.01(c)
Cancelled Share	Section 2.01(a)
Cash Out Options	Section 2.03(b)(i)
Certificate	Section 2.01(d)
Certificate of Merger	Section 1.03
Claim	Section 5.04(b)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 2.03(b)(ii)
Commitment Letters	Section 3.02(d)
Common Merger Consideration	Section 2.01(c)
Common Stock	Preamble
Common Stock Certificate	Section 2.01(c)
Commonly Controlled Entity	Section 3.01(m)(i)
Company	Preamble
Company Adverse Recommendation Change	Section 4.02(f)
Company Benefit Plans	Section 3.01(m)(i)
Company Copyrights	Section 3.01(p)
Company Disclosure Schedule	Section 3.01
Company Intellectual Property	Section 3.01(p)(vii)
Company Lease	Section 8.03(b)
Company Marks	Section 3.01(p)
Company Patents	Section 3.01(p)
Company Pension Plan	Section 3.01(m)(ii)

Term	Section

Company Recommendation	Section 3.01(c)(i)
Company SEC Documents	Section 3.01(f)(i)
Company Subsidiary	Section 8.03(c)
Company Trade Secrets	Section 3.01(p)(vi)
Company’s Knowledge	Section 8.03(i)
Confidentiality Agreement	Section 5.02(b)
Continuing Employees	Section 5.08(a)
Contract	Section 3.01(c)(ii)
Debt Commitment Letter	Section 3.02(d)
Debt Financing	Section 3.02(d)
Debt Financing Sources	Section 5.09(a)
DGCL	Preamble
Dissenting Shares	Section 8.03(d)
Education and Childcare Approvals	Section 3.01(e)
Education and Childcare Authorities	Section 3.01(e)
Educational Law	Section 8.03(e)
Educational Permit	Section 8.03(f)
Effective Time	Section 1.03
Eligible Options	Section 2.03(b)(i)
End Date	Section 7.01(b)(i)
Environment	Section 3.01(k)
Environmental Laws	Section 3.01(k)
Equity Commitment Letter	Section 3.02(d)
Equity Financing	Section 3.02(d)
Equity Provider	Section 3.02(d)
ERISA	Section 3.01(j)(i)
Exchange Act	Section 3.01(e)
Fee Letter	Section 8.03(g)
Filed Company SEC Documents	Section 3.01
Financing	Section 3.02(d)
FTC	Section 5.03(b)(i)
GAAP	Section 3.01(f)(ii)
Governmental Entity	Section 3.01(e)
Hazardous Materials	Section 8.03(h)
HSR Act	Section 3.01(e)
Indebtedness	Section 3.01(b)(viii)
Indemnitee(s)	Section 5.04(a)
Individual Permits	Section 8.03(f)
Intellectual Property Rights	Section 3.01(p)(vii)
IRS	Section 3.01(m)(iii)
JPM	Section 3.01(r)
Knowledge of the Company	Section 8.03(i)
Knowledge of the Parent	Section 8.03(j)
Laws	Section 8.03(k)

Term	Section

Leased Real Property	Section 8.03(l)
Licenses In	Section 3.01(p)
Licenses Out	Section 3.01(p)
Liens	Section 3.01(b)(v)
Material Adverse Change	Section 8.03(m)
Material Adverse Effect	Section 8.03(m)
Material Contract	Section 3.01(i)
Material Supplier	Section 3.01(v)
Merger	Preamble
Merger Consideration	Section 2.01(d)
Merger Sub	Preamble
Merger Sub Common Stock	Section 2.01
Option Amendment	Section 2.03(b)(i)
Option Merger Consideration	Section 2.03(b)(ii)
Owned Real Property	Section 3.01(o)(i)
Parent	Preamble
Parent Liability Cap	Section 8.12(d)
Parent Material Adverse Effect	Section 8.03(n)
Parent’s Knowledge	Section 8.03(j)
Paying Agent	Section 2.05(a)
Permits	Section 8.03(o)
Permitted Liens	Section 8.03(p)
Person	Section 8.03(q)
Preferred Stock Certificate	Section 2.01(d)
Proceeding	Section 5.03(c)
Proxy Statement	Section 3.01(e)
Related Party	Section 3.01(x)
Restraints	Section 6.01(c)
Restricted Stock	Section 2.03(a)
Rights	Section 3.01(d)
Rights Agreement	Section 8.03(r)
Sarbanes-Oxley Act	Section 3.01(f)(i)
SEC	Section 3.01(e)
Section 262	Section 2.02
Securities Act	Section 3.01(f)(i)
Series D Merger Consideration	Section 2.01(d)
Series D Preferred Stock	Preamble
Stockholder Approval	Section 5.01(c)
Stockholders’ Meeting	Section 5.01(c)
Stock Option	Section 3.01(b)(i)(C)
Stock Option Plans	Section 3.01(b)(i)(C)
Strategic Affairs Committee	Preamble
Subordinated Debt Commitment Letter	Section 3.02(d)
Subordinated Debt Financing	Section 3.02(d)

Term	Section

Subsidiary	Section 8.03(s)
Superior Proposal	Section 4.02(e)(ii)
Surviving Corporation	Section 1.01
Takeover Proposal	Section 4.02(e)(i)
Takeover Statute	Section 3.01(q)
tax or taxes	Section 3.01(n)(xiv)
taxing authority	Section 3.01(n)(xiv)
tax returns	Section 3.01(n)(xiv)
Termination Fee	Section 7.02(a)
Third Party IP Rights	Section 3.01(p)(vi)
Transaction	Preamble